Exhibit 10.1

ASSET PURCHASE AGREEMENT
by and between
DATASCOPE CORP.
and

MINDRAY MEDICAL INTERNATIONAL LIMITED

Dated as of March 10, 2008

-i-

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

Page
Section 9.11 Payment of Expenses	59
Section 9.12 Governing Law	59
Section 9.13 Jurisdiction; Enforcement	59
Section 9.14 WAIVER OF JURY TRIAL	60
Section 9.15 No Recourse	60
Section 9.16 Determination by Seller	60

iii

SCHEDULES

1.1(a)	Acquired Assets
1.1(b)	Agreed List of Employees
1.1(c)	Assumed Agreements
1.1(d)	Excluded Agreements
1.1(e)	Excluded Assets
1.1(f)	Excluded IP Assets
1.1(g)	Individuals for Seller’s Knowledge
1.1(h)	Individuals for Buyer’s Knowledge
1.1(i)	Products
1.1(j)	Transferred Copyrights and Know-How
1.1(k)	Transferred Patents
1.1(l)	Transferred Trademarks
2.6	Purchase Price Allocation
3.2(b)	Seller Approvals
3.2(c)	Exceptions to No Violation
3.3	Exceptions to Title to Property
3.4(a)	Exceptions to Completeness of Assets
3.8	Inventory
3.9	Material Contracts
3.10	Intellectual Property Rights
3.11(e)	Product Recalls, Field Corrections and Corrective Actions
3.11(f)	FDA and Governmental Reporting and Investigations
3.11(h)	Notices and Correspondence from Governmental Entities
3.12	Legal Proceedings, etc.
3.15	Collective Agreements
3.16(a)	Seller Benefit Plans
3.16(c)	Seller Foreign Plans
3.16(e)	Title IV Plans
3.20	Relationships with Related Persons
4.2(b)	Buyer Approvals
5.1(f)	Required Consents
6.1(a)	Conduct of Patient Monitoring Business
6.1(b)	Certain Events or Changes
7.1(b)	Severance Plans and Policies
7.1(e)	Retirement Plans
7.8	Non-Solicitation
EXHIBITS

Exhibit A	Form of Trademark License Agreement
Exhibit B	Form of Transition Manufacturing Agreement
Exhibit C	Form of Transition Services Agreement

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Exhibit D	Financial Statements

-v-

DEFINED TERMS

Agreement	1
Allocation Schedule	15
Artema 338 Election	52
Asset Transfer and Assumption Agreements	14
Bills of Sale	14
Buyer	1
Buyer Approvals	34
Buyer Change of Control	54
Buyer Competing Business	54
Buyer Material Adverse Effect	34
Buyer Savings Plan	47
Buyer’s Report	18
Closing	13
Closing Date	13
Closing Date Net Working Capital	19
Consent	16
Continuation Period	46
Contract Assignments	14
Copyright and Know-How Assignments	14
Current Assets	19
Current Liabilities	19
ERISA	31
Estimated Closing Date Net Working Capital	17
Estimated Net Working Capital Deficiency	18
Estimated Net Working Capital Excess	18
FDA	26
FFDCA	26
Final Closing Date Net Working Capital	19
Final Net Working Capital Deficiency	19
Final Net Working Capital Excess	19
FIRPTA Certificate	37
Foreign Corrupt Practices Act	28
HSR Act	43
Independent Accounting Firm	18
Interim Balance Sheet Date	23
Inventory Summary	24
ISRA	44
Leave Employees	45
Material Adverse Effect	9
Material Contracts	24
Multiemployer Plan	31

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Net Working Capital Dispute Notice	18
New Plans	46
NIH	27
Non-Compete Expiration Date	53
OIG	27
Patent Assignments	14
Resolution Period	18
Savings Plan	47
Seller	1
Seller Approvals	21
Seller Benefit Plans	31
Seller Change of Control	53
Seller Competing Business	53
Seller Permits	27
Seller’s Additional Environmental Obligations	45
Seller’s ISRA Obligations	44
Target Closing Date Net Working Capital	18
Tax Incentive	30
Termination Date	39
Total Consideration	15
Trademark Assignments	14
Transfer Date	47
Transfer Period	16
Transferred Employees	45

-vii-

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”), dated as of March 10, 2008, is made by and between Datascope Corp., a Delaware corporation (sometimes referred to herein as “Seller”), and Mindray Medical International Limited, an exempted company with limited liability under the Companies Law of the Cayman Islands (sometimes referred to herein as “Buyer”).
WITNESSETH:
     WHEREAS, Seller, through direct and indirect Subsidiaries (as defined below), is currently engaged in the Patient Monitoring Business (as defined below); and
     WHEREAS, Seller and the Selling Subsidiaries (as defined below) own, and Seller and the Selling Subsidiaries desire to sell to Buyer, and Buyer desires to purchase from Seller and the Selling Subsidiaries, the Purchased Assets (as defined below), and Buyer is willing to assume the Assumed Liabilities (as defined below), upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
Section 1.1 Certain Definitions
     For purposes of this Agreement, the following terms will have the following meanings when used herein:
     “Accounts Receivable” shall mean the trade accounts receivable (including interest thereon) of the Patient Monitoring Business accrued in the ordinary course of business, excluding any intercompany accounts receivable and intercompany loan balances receivable other than any intercompany accounts receivable arising from the intercompany sale of goods of the Patient Monitoring Business, including parts and components, that are owing from Seller or any Affiliate of Seller, as determined in accordance with the Accounting Standards. For the avoidance of doubt, Accounts Receivable shall be $0 for purposes of the Estimated Closing Date Net Working Capital and Final Closing Date Net Working Capital.
     “Accounting Standards” shall mean GAAP.
     “Acquired Assets” shall mean the tangible and intangible assets of the Patient Monitoring Business that are described on the Schedule of Acquired Assets attached hereto as Schedule

1.1(a) that are owned by Seller and the Selling Subsidiaries, but specifically excluding the Excluded Assets, with such changes therein between the date hereof and the Closing Date as shall have occurred in the ordinary course of business in transactions not inconsistent with any of Seller’s representations, warranties, covenants and agreements set forth herein.
     “Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership as trustee or executor by Contract or otherwise.
     “Agreed List of Employees” shall mean the list of employees attached hereto as Schedule 1.1(b), as agreed by Buyer and Seller, as such list may be amended thereby between the date hereof and the Closing, and the employees that shall be Transferred Employees pursuant to applicable laws; provided, however, that such list shall be deemed to omit any person whose employment with Seller or the Selling Subsidiaries terminates prior to the Closing Date (for the avoidance of doubt, not to include those persons terminated on the Closing Date in accordance with this Agreement).
     “Agreement” shall mean this Agreement and all exhibits and schedules hereto.
     “Appropriate Remediation Standard” means the remediation standards, guidelines, policies, regulations, ordinances or other requirements of Environmental Laws imposed by an applicable Governmental Entity with jurisdiction consistent with the industrial use of the property as of the Closing Date.
     “Artema” shall mean Artema Medical AB.
     “Artema Stock” shall mean all outstanding share capital of Artema owned by Datascope International B.V. Netherlands Filial, a wholly-owned subsidiary of Seller.
     “Asset Transfer and Assumption Agreements” shall have the meaning set forth in Section 2.2(b).
     “Assumed Agreements” shall mean those supply agreements, license agreements, consulting agreements and all other Contracts and Contract rights, whether written or oral, to which Seller or one of the Selling Subsidiaries is a party to the extent relating to the operation and conduct of the Patient Monitoring Business or any of the Purchased Assets and that are listed or described on the Schedule of Assumed Agreements attached hereto as Schedule 1.1(c) (including all rights, title, interests in, and claims of Seller or Seller Subsidiaries thereunder), with such other agreements and changes therein between the date hereof and the Closing Date as shall have been entered into or have occurred in accordance with this Agreement, but specifically excluding the Excluded Agreements.

     “Assumed Liabilities” shall mean the following obligations and liabilities:
     (a) all liabilities and obligations of the Patient Monitoring Business and the Purchased Assets that are expressly included, or expressly reserved for, in the calculation of Estimated Closing Date Net Working Capital and, when agreed in accordance with this Agreement, Final Closing Date Net Working Capital and all liabilities and obligations of the Patient Monitoring Business and the Purchased Assets arising out of events or conditions occurring on or after the Closing Date (including in each case, without limitation, all such obligations and liabilities with respect to the Patient Monitoring Business and the Purchased Assets under all Assumed Agreements) (except to the extent relating to receivables not included in the calculation of Estimated Closing Date Net Working Capital and, when agreed in accordance with this Agreement, Final Closing Date Net Working Capital), other than with respect to Taxes which are governed by (g) of this definition of “Assumed Liabilities”;
     (b) all liabilities and obligations under the Assumed Agreements to the extent assigned to Buyer in accordance with this Agreement other than liabilities and obligations arising under or relating to breaches of such Assumed Agreements of which Seller had Knowledge prior to or on the Closing Date, other than with respect to Taxes which are governed by (g) of this definition of “Assumed Liabilities”;
     (c) to the extent not included in clause (a) above, all trade payables outstanding as of the Closing Date to the extent relating to goods or services to be provided on or after the Closing Date in connection with the Purchased Assets;
     (d) all liabilities arising out of the manufacture, marketing, distribution or sale of any Product by Buyer or its Affiliates on or after the Closing Date (including, without limitation, liability for product returns, warranty obligations and other product liabilities with respect to such Products, regardless of the legal theory asserted) and all liabilities arising out of the sale on or after the Closing Date by Buyer or its Affiliates of Products that were manufactured by Seller prior to the Closing;
     (e) all liabilities resulting from any claim of intellectual property infringement to the extent arising out of the manufacture, use or sale of the Products or the other Purchased Assets by Buyer or its Affiliates on or after the Closing;
     (f) liability for all costs (including costs, charges and expenses of customers and associated shipping expenses to such customers, and all customer claims or deductions and costs associated with damaged products) associated with the return of any Products sold by the Patient Monitoring Business prior to the Closing Date;
     (g) all liabilities and obligations for Taxes relating to the ownership or operation of the Patient Monitoring Business or the Purchased Assets after the Closing Date;
     (h) all obligations of Buyer contained in this Agreement and the Transaction Documents;

     (i) all liabilities or obligations arising under Environmental Law and to the extent relating to (i) violations of Environmental Laws prior to the Closing in connection with the Patient Monitoring Business, (ii) the release (as such term is defined under CERCLA) of Hazardous Substances on or prior to the Closing in connection with the Patient Monitoring Business at, on, under or from any property owned, leased, or otherwise used by Seller or the Selling Subsidiaries in connection with the Patient Monitoring Business (the “Real Property”) (except for Seller’s ISRA Obligations and Seller’s Additional Environmental Obligations), or any off-site location at which Hazardous Substances generated or originating from any Real Property and transported off-site prior to the Closing came to be located, (iii) the exposure of any person to Hazardous Substances used at or generated in connection with the Patient Monitoring Business, or originating from any Real Property, prior to the Closing; and
     (j) all other liabilities based upon Buyer’s ownership, operation or use of the Patient Monitoring Business or the Purchased Assets on or after the Closing Date that are not Excluded Liabilities; other than with respect to Taxes which are governed by (g) of this definition of “Assumed Liabilities”.
     “Base Purchase Price” means $240 million.
     “Bills of Sale” shall have the meaning set forth in Section 2.2(b).
     “Books and Records” shall mean all books, ledgers, files, reports, plans and other documents and operating records of Seller and the Selling Subsidiaries primarily related to or maintained primarily by the Patient Monitoring Business, whether or not in electronic form, other than books and records which under applicable Law are required to be retained by the company in possession of such books and records.
     “Business Day” shall mean any day on which the principal offices of the SEC in Washington, DC are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, NY.
     “CFIUS” shall mean the Committee on Foreign Investment in the United States.
     “Closing” shall have the meaning set forth in Section 2.1.
     “Closing Date” shall have the meaning set forth in Section 2.1.
     “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.
     “Confidentiality Agreement” shall mean that certain confidentiality agreement dated November 20, 2007 by and between Buyer and Seller.
     “Contract Assignments” shall have the meaning set forth in Section 2.2(b).

     “Contracts” shall mean any contracts, agreements, purchase orders, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.
     “Conveyancing Documents” means the deeds (including special warranty deeds (or their local equivalent) and assignment and assumption of lease agreements and such other documents required to transfer the title of Seller or the applicable Selling Subsidiaries, as the case may be, in the Transferred Real Property, to be entered into by Seller and Buyer as of the Closing Date in such form and upon such terms and conditions as shall be mutually agreed upon by Seller and Buyer.
     “Copyrights” shall mean all copyrights, applications and registrations and renewals therefor.
     “Disclosure Schedules” shall mean the schedules referenced in the table of contents and referred to throughout this Agreement and attached hereto.
     “DPA” shall mean Section 721 of the Defense Production Act of 1950 (50 U.S.C. App. §2170).
     “Environmental Law” shall mean any applicable Law relating to pollution or protection of the environment (including ambient air, soil, sediment, surface water or groundwater), in effect as of the date of this Agreement.
     “Environmental Permit” shall mean any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.
     “ERISA Affiliate” shall mean any entity that is considered a single employer with Seller or a Selling Subsidiary under Section 414 of the Code or a member of the same group as Seller or a Selling Subsidiary pursuant to Section 4001(a)(14) or 4001(b)(1) of ERISA.
     “Excluded Agreements” shall mean the agreements relating to the Non-PM Business and the agreements listed on the Schedule of Excluded Agreements attached hereto as Schedule 1.1(d), including but not limited to all inter-company agreements between Seller and its Affiliates.
     “Excluded Assets” shall mean all Accounts Receivable as of the Closing Date, all cash and cash equivalents of Seller and its Subsidiaries (other than Artema), all Tax assets (including, but not limited to, net operating losses, Tax credits, Tax refunds, and the right to receive any of the foregoing) of Seller and, with respect to any Pre-Closing Tax Period, all such Tax Assets of Artema (in each case, except as otherwise provided in Section 7.6(c)), all assets relating to any Seller Benefit Plan, Seller Foreign Plan or collective bargaining, labor or employment agreement or other similar arrangement, the Non-PM Business and/or the property described on the Schedule of Excluded Assets attached hereto as Schedule 1.1(e).
     “Excluded IP Assets” shall mean the Intellectual Property assets listed on Schedule 1.1(f).
     “Excluded Liabilities” shall mean every liability and obligation of Seller and its Affiliates, whether accrued, absolute, contingent or otherwise, other than Assumed Liabilities, including:
     (a) all liabilities and obligations of the Patient Monitoring Business and the Purchased Assets arising out of events or conditions occurring prior to the Closing Date (whether or not claims are made before or after the Closing Date) but not expressly included or expressly reserved for in the calculation of Estimated Closing Date Net Working Capital and, when agreed in accordance with this Agreement, Final Closing Date Net Working Capital (including, without limitation, all obligations and liabilities with respect to the Patient Monitoring Business and the Purchased Assets under all Excluded Agreements) that are not Assumed Liabilities other than those liabilities and obligations specifically referenced in subparts (c) and (e) hereto;
     (b) all liabilities resulting from any claim of intellectual property infringement arising out of the manufacture, use or sale prior to the Closing of the Products or the other Purchased Assets by Seller or its Affiliates (but, for the avoidance of doubt, not including liabilities arising out of the sale on or after the Closing Date by Buyer or its Affiliates of Products that were manufactured by Seller prior to the Closing);
     (c) all payables outstanding as of the Closing Date to the extent relating to goods or services that have been provided prior to the Closing Date in connection with the Purchased Assets, except to the extent (i) representing payments for good or services to be delivered or rendered in connection with the Purchased Assets after the Closing Date or (ii) expressly included or expressly reserved for in the calculation of Estimated Closing Date Net Working Capital and, when agreed in accordance with this Agreement, Final Closing Date Net Working Capital;
     (d) other than to the extent taken into account in the calculation of Closing Date Net Working Capital, all liabilities and obligations for Taxes relating to the ownership or operation of the Patient Monitoring Business or the Purchased Assets (including, for the avoidance of doubt, Taxes of Artema) attributable to any Pre-Closing Tax Period and any obligations or liabilities for Taxes of Seller, its Affiliates (not including Artema for any period beginning after the Closing Date) and any of the Selling Subsidiaries (including, for the avoidance of doubt, any Transfer Taxes which are the responsibility of Seller as provided in Section 2.7 and any other Taxes resulting from the transactions contemplated by this Agreement), other than any Transfer Tax to the extent required to be paid by Buyer as provided in Section 2.7 (Sales and Transfer Taxes and Fees);
     (e) any liability or obligation associated with or related to any Excluded Assets;

     (f) any liabilities or obligations of Seller or any of its Affiliates incurred, arising from or out of the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby;
     (g) except as otherwise expressly assumed in this Agreement, all liabilities arising out of or relating to any employee grievance against Seller whether or not the affected employees are hired by Buyer, to the extent a claim with respect to a liability relates to the period prior to the Closing, including any liabilities or obligations of Seller in connection with any Seller Benefit Plan, Seller Foreign Plan, or collective bargaining, labor or employment agreement or other similar arrangement or obligations in respect of retiree health benefits, including any liability for any payments of any kind whatsoever under ERISA, or any comparable Laws;
     (h) any liabilities or obligations to stockholders or former stockholders of Seller;
     (i) any liabilities or obligations arising out of or resulting from Seller’s compliance or non-compliance with any Law or order;
     (j) any liabilities or obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109 (the “WARN Act”) (or similar state statutory scheme);
     (k) Seller’s ISRA Obligations and Seller’s Additional Environmental Obligations;
     (l) all liabilities and obligations arising out of, relating to, or resulting from the facts, circumstances or events in respect of, (x) the matter styled as Patricia Leone v. Datascope Corp. (N.J. Super. Ct., Essex Co. Docket # ESX-L-9251-07) and (y) the matter styled as The General Hospital Corporation d/b/a Massachusetts General Hospital, and Welch Allyn Protocol, Inc. v. Datascope Corp. (D. Mass, Civil Action No. 07-12256); and
     (m) any liabilities of Seller with respect to vacation accruals.
     “Financial Statements” means the (a) unaudited Divisional Balance Sheets of the Patient Monitoring Business as of December 31, 2007 and June 30, 2007 and (b) unaudited Operating Results of the Patient Monitoring Business as of December 31, 2007, June 30, 2007 and June 30, 2006.
     “FIRPTA Certificate” shall have the meaning set forth in Section 5.1(i).
     “Fixtures and Equipment” shall mean all furniture, fixtures, furnishings, machinery, tooling, vehicles, equipment (including telephone lines and telecommunication equipment) and other tangible personal property owned by Seller or a Selling Subsidiary and primarily used or held for use in the operation of the Patient Monitoring Business at the manufacturing, research and development and warehousing facility located in Mahwah, New Jersey, the central warehouse facility in Hoevelaken, The Netherlands, and the sales offices in Créteil, France, Huntingdon, United Kingdom and Bensheim, Germany; provided, however, that the term

     “Fixtures and Equipment” shall not include any Inventory, supplies or property which is real property, or property which reverts to any landlord under any lease.
     “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.
     “Governmental Entity” shall mean any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.
     “Hazardous Substances” shall mean any hazardous, acutely hazardous or toxic substance or waste, pollutant or contaminant defined and regulated as such under Environmental Law, including the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or the Resource Conservation and Recovery Act, as amended.
     “Income Tax” shall mean all Taxes based upon, or measured by, or calculated with respect to, (x) net income or net receipts, proceeds or profits, or (y) multiple bases (including, but not limited to, corporate franchise and occupation Taxes) if such Tax is primarily based upon, measured by, or calculated with respect to one or more bases described in clause (x) above.
     “Income Tax Return” shall mean a Tax Return in respect of an Income Tax.
     “Intellectual Property Rights” shall mean any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from any patents or patent applications, trademarks, trade names, service marks, logos, or works of authorship, copyrights, know-how and trade secrets, including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing.
     “Inventory” shall mean the inventory of all Products held for sale by the Base PM Business, including all raw materials, components, work in progress, spare parts, finished goods and all other materials and supplies to be used or consumed in the production of finished goods, all inventory in respect of business and operations relating to the servicing, warranty and repair of Seller’s and its Subsidiaries’ products and accessories to the extent relating to the Base PM Business.
     “Knowledge” shall mean (a) with respect to Seller, the actual knowledge of the individuals listed on Schedule 1.1(g) and (b) with respect to Buyer, the actual knowledge of the individuals listed on Schedule 1.1(h); in each case, after due inquiry.
     “Law” shall mean any applicable law (including common law), statute, rule, regulation, judgment, code, ordinance, order, policies, guidances, guidelines or decree administered or issued by any Governmental Entity, including the Food and Drug Administration.
     “Lien” shall mean any lien, claim, mortgage, encumbrance, pledge, security interest, easement, covenant, restriction, equity or charge of any kind.

     “Material Adverse Change” shall mean any fact, circumstance, event, change, effect or development occurring after the date hereof that has a Material Adverse Effect.
     “Material Adverse Effect” shall mean any fact, circumstance, event, change, effect or occurrence that (i) has or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Patient Monitoring Business or (ii) that would be reasonably likely to prevent or materially delay or materially impair the ability of Seller or any of the Selling Subsidiaries to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed either alone or in combination with any of the following to constitute a Material Adverse Effect:
     (m) any changes in, or conditions, events or occurrences that result in a change to, the industry in which the Patient Monitoring Business operates (excluding any such change, condition, event or occurrence that has a materially disproportionate effect on the Patient Monitoring Business compared with other companies operating in the same industry);
     (n) any changes in, or conditions, events or occurrences that result in a change to, the United States economy or capital, financial or securities markets generally (including effects on such economy or markets resulting from any regulatory or political conditions or developments, any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof but excluding any such change, condition, event or occurrence that has a materially disproportionate effect on the Patient Monitoring Business compared with other companies operating in the same industry);
     (o) any changes in the price or trading volume of Seller’s stock on NASDAQ Global Select Market (but excluding any fact, change, effect, event or occurrence that caused or contributed to such change in market price or trading volume);
     (p) any adverse effect resulting from any change in GAAP or any applicable United States or foreign, federal, state or local laws, statutes, ordinances, rules, regulations or agency requirements of any Governmental Entity, or regulatory requirements, in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof (but excluding any such change that has a materially disproportionate effect on the Patient Monitoring Business compared with other companies operating in the same industry);
     (q) any changes, developments, events, effects, conditions, occurrences, actions or omissions (including the loss or departure of employees or any termination, reduction, loss, or similar negative development in the relationship of Seller or any of the Selling Subsidiaries with its customers, suppliers, vendors or other business partners or employees or any cancellation of or delay in customer orders), in each case resulting from the announcement or pendency of this Agreement, the transactions contemplated hereby or the proposal thereof;
     (r) the failure of Seller to meet internal or analysts’ expectations or projections with respect to the Patient Monitoring Business;

     (s) the failure of Seller or any of the Selling Subsidiaries to receive any necessary approvals from a Governmental Entity for any Product or invention or the failure of the Seller or any of the Selling Subsidiaries to launch or release, or announce the launch or release, of any Product or invention; and
     (t) any legal proceedings made or brought by any of the current or former stockholders of Seller (on their own behalf or on behalf of Seller), or otherwise under the General Corporation Law of the State of Delaware, arising out of or related to this Agreement and any of the transactions contemplated hereby.
     “Non-PM Business” shall mean the business of Seller and its Affiliates prior to the Closing other than the Patient Monitoring Business.
     “orders” shall mean any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
     “Patent Assignments” shall have the meaning set forth in Section 2.2(b).
     “Patents” shall mean, in any and all countries, patents and patent applications, invention disclosures, utility models and industrial designs, together with all continuations, continuations-in-part, divisionals, renewals, reissues, extensions, and reexaminations, and any application that claims priority to any of the foregoing.
     “Patient Monitoring Business” shall mean the business and operations of Seller and the Selling Subsidiaries that are primarily related to its patient monitoring business (including, without limitation, the manufacturing, design, installation, configuration, distribution, and sale of physiological monitors and monitoring systems) (the “Base PM Business”) and certain of the business and operations relating to the servicing, warranty and repair of the Seller’s and its Subsidiaries’ products and accessories contemplated under the Transition Services Agreement; provided, however, that the Patient Monitoring Business shall not include that portion of the business and operations relating to the servicing, warranty and repair of Cardiac Assist and InterVascular products and accessories that will not be subject to the Transition Services Agreement.
     “Permitted Liens” shall mean (a) statutory liens for Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) and (c) all covenants, conditions, restrictions, easements, charges, rights-of-way and similar matters set forth in any state, local or municipal franchise of Seller which do not materially interfere with the continued use of the property for the purposes for which the property is currently being used and do not materially affect the validity of title of such property
     “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or any other entity or group (as such term is used in Section 13 of the Securities Exchange Act of 1934, as amended).
     “Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
     “Products” shall mean products manufactured, marketed, distributed or sold in connection with the Base PM Business that are described on the Schedule of Products attached hereto as Schedule 1.1(i).
     “Property Taxes” means real, personal and intangible ad valorem property Taxes.
     “Purchase Price” shall mean the Base Purchase Price less the Estimated Net Working Capital Deficiency or plus the Estimated Net Working Capital Excess, as the case may be, and as may be further adjusted pursuant to Section 2.11.
     “Purchased Assets” shall mean, collectively, the Acquired Assets, the Assumed Agreements, the Products, the Transferred Real Property, the Transferred IP Assets and the Artema Stock. For the avoidance of doubt, the Purchased Assets exclude the Excluded Assets.
     “Regulatory Law” shall mean any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the transactions contemplated hereby.
     “SEC” shall mean the Securities and Exchange Commission.
     “Seller Foreign Plan” means each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Seller Benefit Plan had it been a United States plan, program or contract.
     “Seller SEC Documents” shall mean all forms, documents, certifications, statements and reports, including any amendments thereto, that Seller has filed with, or otherwise transmitted to, the SEC as it is required to file with, or otherwise transmit to, the SEC prior to the date hereof.
     “Selling Subsidiaries” shall mean Datascope International B.V. Netherlands Filial, Datascope BV, Datascope GmbH, Datascope Medical Co., Ltd., Datascope SARL and Datascope Belgium SPRL, Datascope Investment Corp. and Datascope Trademark Corp.

     “Straddle Period” shall mean any taxable period beginning before and ending after the Closing Date.
     “Subsidiary” or “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).
     “Tax” and Taxes” shall mean (i) any and all federal, state, local or foreign or provincial taxes, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto and (ii) any transferee liability or obligations with respect to any items in clause (i) above, whether by contract, as a successor or otherwise.
     “Tax Returns” shall mean any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
     “Taxing Authority” shall mean the United States Internal Revenue Service or any other taxing authority, whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof.
     “Trademark Assignments” shall have the meaning set forth in Section 2.2(b).
     “Trademark License Agreement” shall mean the Trademark License Agreement by and among Seller and certain of its Subsidiaries, on the one hand, and Buyer, on the other hand, dated as of the Closing Date, substantially in the form of Exhibit A attached hereto.
     “Trademarks” shall mean all trademarks, service marks, trade dress, logos, slogans, trade names, service names, domain names, corporate and business names, and all applications, registrations, and renewals therefor.
     “Transaction Documents” shall mean the Asset Transfer and Assumption Agreements, the Transition Manufacturing Agreement, the Trademark License Agreement and the Transition Services Agreement.

     “Transfer Taxes” shall mean any transfer, documentary, sales, use, real property gains, stamp, registration, and other such similar Taxes and fees. For the avoidance of doubt, Transfer Taxes shall not include value added Tax.
     “Transferred Copyrights and Know-How” shall mean the intellectual property listed on Schedule 1.1(j).
     “Transferred IP Assets” shall mean the Transferred Patents, the Transferred Trademarks and the Transferred Copyrights and Know-How.
     “Transferred Patents” shall mean the Patents listed on Schedule 1.1(k).
     “Transferred Real Property” shall mean real property interests in the manufacturing, research and development and warehousing facility located in Mahwah, New Jersey and the central warehouse facility in Hoevelaken, The Netherlands (including, in each case, all improvements, structures, fixtures and appurtenant thereto).
     “Transferred Trademarks” shall mean the Trademarks listed on Schedule 1.1(l) hereto.
     “Transition Manufacturing Agreement” shall mean the Transition Manufacturing Agreement to be executed by and between Seller and Buyer as of the Closing Date, substantially in the form of Exhibit B attached hereto.
     “Transition Services Agreement” shall mean the Transition Services Agreement be executed by and between Seller and Buyer as of the Closing Date, substantially in the form of Exhibit C attached hereto.
ARTICLE II
CLOSING
Section 2.1 Closing
     The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, New York, 10112, on or before the second Business Day the satisfaction of all of the conditions to Closing set forth in Article V (or at such other place and time as the parties may mutually agree) (sometimes referred to herein as the “Closing Date”). The parties hereto specifically acknowledge that time is of the essence with respect to the Closing. All activities of the Patient Monitoring Business on the Closing Date shall be to the account of Seller.

Section 2.2 Assets to be Sold
     (a) On the Closing Date, and subject to the terms and conditions of this Agreement, Seller shall sell, assign and transfer, and will cause the Selling Subsidiaries to sell, assign and transfer, to Buyer all of Seller’s and the Selling Subsidiaries’ right, title and interest in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens, as provided herein.
     (b) Such transfers will be effected by Seller or one or more Selling Subsidiaries, as the case may be, transferring to Buyer, in each case, as shall be mutually agreed upon by Seller and Buyer, pursuant to (i) one or more bills of sale as shall be necessary to transfer to Buyer good and valid title to all the Acquired Assets other than Transferred Real Property, free and clear of all Liens other than Permitted Liens (the “Bills of Sale”), (ii) one or more assignment and assumption agreements as shall be necessary to assign and transfer to Buyer all the Assumed Agreements (or portions thereof relating to the Patient Monitoring Business or the Purchased Assets) to be assigned and transferred to Buyer at the Closing (the “Contract Assignments”), (iii) the Conveyancing Documents, (iv) one or more general assignments as shall be necessary to assign to Buyer all of the rights to the Transferred Trademarks (the “Trademark Assignments”); provided, however, that it shall be Buyer’s responsibility to prepare any applicable country trademark assignments and to record them, at its own expense, following execution by Seller (or the applicable Selling Subsidiaries), (v) one or more general assignments as shall be necessary to assign to Buyer all of the rights to the Copyrights comprised in the Transferred Copyrights and Know-How (the “Copyright and Know-How Assignments”); provided, however, that it shall be Buyer’s responsibility to prepare any applicable country copyright assignments and to record them, at its own expense, following execution by Seller (or the applicable Selling Subsidiaries), and (vi) one or more general assignments as shall be necessary to assign to Buyer all of the rights to the Transferred Patents (the “Patent Assignments” and, together with the Bills of Sale, the Contract Assignments, the Conveyancing Documents, the Trademark Assignments and the Copyright and Know-How Assignments, the “Asset Transfer and Assumption Agreements”); provided, however, that it shall be Buyer’s responsibility to prepare any applicable country-specific intellectual property assignments and to record them, at its own expense, following execution by Seller (or the applicable Selling Subsidiaries).
     (c) If any separate agreements are necessary for the sale, assignment and transfer of any Purchased Assets outside of the United States, such agreements shall be on terms wholly consistent with and as close as reasonably possible to the terms of this Agreement. Without limiting the foregoing, the parties shall arrange for such separate agreements providing for the sale, assignment and purchase of the Purchased Assets located in Belgium, France, Germany, the United Kingdom and the Netherlands to be prepared and entered into by the respective local Selling Subsidiaries and Buyer or its Affiliates prior to the Closing Date. Each party shall be responsible for its own legal costs in connection with this Section 2.2.
     (d) All risk of loss with respect to the Purchased Assets (whether or not covered by insurance) shall be on Seller up to and including the Closing Date, whereupon such risk of loss shall pass to Buyer.

Section 2.3 Assumption of Liabilities
     (a) At the Closing, Buyer shall assume the Assumed Liabilities and shall agree to pay, perform and discharge the Assumed Liabilities, and shall promptly reimburse Seller for the performance by Seller (or its Affiliates) of any such obligation the performance of which by Buyer is not accepted by the obligee in the exercise of such obligee’s lawful rights. Buyer is not assuming any debt, liability or obligation of Seller or any Affiliate of Seller, other than the Assumed Liabilities, and Seller and its Affiliates shall retain all other liabilities and obligations of Seller and its Affiliates, whether accrued, absolute, contingent or otherwise, including, without limitation, the Excluded Liabilities.
     (b) Buyer’s assumption of the obligations with respect to Assumed Agreements, subject to the ongoing obligations of the parties post-Closing pursuant to Section 2.8, shall be evidenced by Buyer’s execution and delivery of the Contract Assignments.
Section 2.4 Purchase Price.
     Subject to the terms and conditions of this Agreement, the consideration to be paid by Buyer for the Purchased Assets shall be an amount equal to the Purchase Price plus the assumption of the Assumed Liabilities by Buyer. The Purchase Price shall be paid in the manner and at the time set forth in Sections 2.10 and 2.11.
Section 2.5 Excluded Assets
     Notwithstanding anything in this Agreement to the contrary, Seller shall not and does not agree to sell, assign or deliver to Buyer, and Buyer shall not purchase, acquire or obtain under this Agreement or the transactions contemplated hereby any right, title or interest in or to any of the Excluded Assets.
Section 2.6 Allocation of Purchase Price
     Prior to Closing, the parties shall agree to an allocation of the consideration (the “Total Consideration,” which shall include the Purchase Price and the assumption of the relevant Assumed Liabilities which are treated under the Tax Laws of the relevant jurisdiction as part of the total consideration received in exchange for the sale of the Purchased Assets) among the Seller and the Selling Subsidiaries and the portion of the Total Consideration allocated to each such entity among the Purchased Assets transferred by such entity to Buyer or its Affiliates, in each case, in accordance with applicable Tax Law and substantially in the form set forth in Schedule 2.6; provided, however, that the parties may agree to modify the form provided in Schedule 2.6 (including to the extent that an agreed upon allocation is required with respect to a specific Purchased Asset) (the agreed upon allocation, the “Allocation Schedule”). Except as otherwise required by Law, (i) the Allocation Schedule will apply for U.S. and foreign Tax purposes, and (ii) Buyer and Seller and their respective subsidiaries will (A) act in accordance with the Allocation Schedule in the preparation of financial statements and the filing of all Tax Returns and (B) take no position inconsistent with the Allocation Schedule for all Tax purposes.

Section 2.7 Transfer Taxes and Value Added Tax; Bulk Sales
     (a) Subject to any obligation imposed by Law or Governmental Entity, Seller and Buyer agree to fully and reasonably cooperate to minimize the impact of all Transfer Taxes and value added Tax levied on the sale, assignment or transfer of the Purchased Assets to be sold and transferred as provided herein. All Transfer Taxes resulting from the transactions contemplated by this Agreement shall be borne equally by Buyer and Seller.
     (b) Buyer hereby waives compliance by Seller and its Affiliates with the provisions of the bulk transfer and bulk sales Laws of any applicable jurisdictions; provided, that, that Seller shall indemnify and hold harmless Buyer, its Affiliates and each of their respective successors and assigns from and against any and all losses of any such Persons, directly or indirectly, as a result of, or based upon or arising from the failure to comply with any such Laws; and provided, however that nothing in this Agreement will prevent either party from asserting as a bar or defense in any action or proceeding brought under any bulk sales or bulk transfer Law that such Law does not apply to the transactions contemplated by this Agreement.
Section 2.8 Non-Assignability of Assets
     To the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Purchased Asset or Assumed Agreement is prohibited by any Law or would require any governmental or third party authorizations, approvals, consents or waivers (“Consent”) and such Consent shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. For a period (the “Transfer Period”) beginning on the Closing Date (or, if earlier, the Non-Compete Expiration Date) and ending on the earlier of (a) one year from such date or (b) Seller consummates a Seller Change of Control (provided, however, that the Transfer Period shall not, in any case, be less than six months), Seller agrees to use its commercially reasonable efforts to obtain or satisfy, at the earliest practicable date, all Consents to facilitate the full and expeditious transfer of legal title, or Seller’s or its Selling Subsidiaries’ rights, as the case may be, to the Purchased Assets as of the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor, nor shall Seller have any obligation to extend or renew any such Assumed Agreement that may expire during such period. If the necessary Consent is obtained, Seller shall assign and transfer any such Purchased Asset or Assumed Agreement to Buyer at no additional cost, and Buyer shall thereupon assume all obligations and liabilities of Seller under any such Assumed Agreement in accordance with the terms of this Agreement. If the necessary Consent is not obtained within such period, Seller’s obligations to Buyer with respect to such Purchased Asset or Assumed Agreement shall expire, Seller shall be free to terminate any such Assumed Agreement in accordance with its terms, and under no circumstances shall the Purchase Price be reduced on account of the failure to obtain any such Consent. If any such Consents are not obtained and/or satisfied by the time of the Closing and Buyer in its sole discretion waives such requirement, then, at Seller’s expense: (a)

Seller shall continue to use such commercially reasonable efforts to obtain same, (b) Seller shall at the Closing enter into such arrangements as Buyer may reasonably request in order to provide to Buyer the benefit of any the non-transferred items, until such items have been transferred to Buyer (or its Affiliate, as applicable), if ever, whether by assignment, novation or otherwise and (c) Buyer shall perform such non-transferred items as subcontractor to Seller (to the extent subcontracting is permissible under the relevant item) or, where subcontracting is not permissible, as agent for Seller, until such items have been transferred to Buyer (or its Affiliate, as applicable), if ever, whether by assignment, novation or otherwise. Nothing herein shall be construed as an attempt to transfer any Contract, Permit, Approval or other Purchased Asset which by its terms requires Consent to do so unless such Consent has been obtained. Buyer shall grant Seller a license to any and all Purchased Assets to the extent the same are necessary for Seller to continue to perform its obligations under any such Assumed Agreement.
Section 2.9 Delivery by Seller
     At the Closing, Seller will deliver, or cause to be delivered, to Buyer the following (unless delivered previously):
     (a) stock certificates and stock powers with respect to the Artema Stock duly executed to Buyer, free and clear of any Liens;
     (b) the Secretary’s Certificate referred to in Section 5.1(c) hereof; and
     (c) duly executed counterparts of the Transaction Documents.
Section 2.10 Delivery by Buyer
     At the Closing, Buyer will deliver, or cause to be delivered, to Seller (or one or more of Seller’s Affiliates, as designated by Seller) the following (unless previously delivered):
     (a) the Base Purchase Price less the Estimated Net Working Capital Deficiency or plus the Estimated Net Working Capital Excess, as the case may be, by transfer of immediately available funds (to such account as Seller may direct by written notice delivered to Buyer at least three (3) Business Days prior to the Closing Date);
     (b) the Secretary’s Certificate referred to in Section 5.2(c) hereof; and
     (c) duly executed counterparts of the Transaction Documents.
Section 2.11 Net Working Capital Adjustments; Accounts Receivable Adjustments
     (a) Estimated Closing Date Net Working Capital Adjustment. At least three (3) Business Days prior to the Closing Date, Seller shall provide Buyer with a good faith estimate of the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”). The amount, if any, by which the Estimated Closing Date Net Working Capital is less than

$49,132,000 (the “Target Closing Date Net Working Capital”) is the “Estimated Net Working Capital Deficiency” and the amount, if any, by which the Estimated Closing Date Net Working Capital exceeds the Target Closing Date Net Working Capital is the “Estimated Net Working Capital Excess.” Seller shall make available to Buyer all work papers and other books and records utilized in calculating the Estimated Closing Date Net Working Capital.
     (b) Post-Closing Closing Date Net Working Capital Adjustment. As promptly as practicable, but in no event later than ninety (90) days after the Closing Date, Buyer shall notify Seller in writing of its final determination of the Patient Monitoring Business’ actual (rather than estimated) Closing Date Net Working Capital (sometimes referred to herein as the “Buyer’s Report”), which determination shall set forth in reasonable detail Buyer’s calculation of the Closing Date Net Working Capital. The Buyer’s Report shall also set forth, and explain in reasonable detail, any differences between Buyer’s calculation of the Closing Date Net Working Capital and Seller’s Calculation of the Estimated Closing Date Net Working Capital. The Closing Date Net Working Capital shall be calculated in accordance with the Accounting Standards. A copy of all work papers and other books and records utilized in the preparation of the Buyer’s Report shall be made available to Seller at such time. Seller will notify Buyer in writing (the “Net Working Capital Dispute Notice”) within thirty (30) days after receiving the Buyer’s Report if Seller disagrees with the Buyer’s calculation of the Closing Date Net Working Capital as set forth in the Buyer’s Report, which notice shall set forth in reasonable detail the basis for such disagreement, the amounts involved and Seller’s calculation of the Closing Date Net Working Capital. If no Net Working Capital Dispute Notice is received by Buyer within such thirty (30) day period, the Buyer’s calculation of the Closing Date Net Working Capital as set forth in the Buyer’s Report shall be final and binding upon the parties hereto. Seller and Buyer will give each other and their respective representatives reasonable access during normal business hours and upon reasonable notice to the personnel, books and records of the Seller and its Affiliates, on the one hand, and the Buyer and its Affiliates, on the other hand, relating to the Closing Date Net Working Capital to assist Buyer in the preparation of the Buyer’s Report and to assist Seller in the preparation of any Net Working Capital Dispute Notice.
     (c) Upon receipt by Buyer of a Net Working Capital Dispute Notice, Seller and Buyer shall negotiate in good faith to resolve any disagreement with respect to the Closing Date Net Working Capital set forth in the Net Working Capital Dispute Notice. To the extent Buyer and Seller are unable to agree with respect to the Closing Date Net Working Capital within thirty (30) days after receipt by Buyer of the Net Working Capital Dispute Notice (the “Resolution Period”), Buyer and Seller shall promptly but not later than five (5) Business Days after the expiration of the Resolution Period submit the issues as to the proper amount of the Closing Date Net Working Capital for a binding determination to any internationally recognized accounting firm that is not an affiliate of, or engaged as the accounting firm for, any of Seller, Buyer and their respective Affiliates (an “Independent Accounting Firm”) that is mutually acceptable to Seller and Buyer, or, if no such agreement is reached within five (5) Business Days after the expiration of the Resolution Period, each of Seller and Buyer shall select an Independent Accounting Firm, whereupon such Independent Accounting Firms shall jointly select a third Independent Accounting Firm. Such accounting firm selected by Seller and Buyer, or by the two

Independent Accounting Firms, as the case may be, may consider only items disputed by the Net Working Capital Dispute Notice and matters affected thereby, and its determination of the Final Closing Date Net Working Capital (as defined below) shall not be less than the Closing Date Net Working Capital set forth in the Buyer’s Report or more than the Closing Date Net Working Capital set forth in the Net Working Capital Dispute Notice. Such accounting firm’s determination shall be made within thirty (30) days after their selection, shall be set forth in a written statement as to the dispute and the resulting computation of the Closing Date Net Working Capital delivered to Buyer and Seller, shall be final, binding and conclusive and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The amount of the Closing Date Net Working Capital as agreed upon by Seller and Buyer, as deemed agreed upon pursuant to the next-to-last sentence of Section 2.11(b) or as determined by such accounting firm in accordance herewith, shall be the “Final Closing Date Net Working Capital.” The fees and expenses of such accounting firm shall be paid by the party (either Seller or Buyer) whose latest offer or position as to an acceptable amount for the Closing Date Net Working Capital at the time the issue is submitted to such accounting firm is furthest away from the Final Closing Date Net Working Capital as determined by such accounting firm.
     (d) If the Final Closing Date Net Working Capital is less than the Estimated Closing Date Net Working Capital, the amount equal to the difference between the two (the “Final Net Working Capital Deficiency”) shall be paid by Seller to Buyer within ten (10) Business Days after the amount of the Final Net Working Capital Deficiency has been determined. If the Final Closing Date Net Working Capital is more than the Estimated Closing Date Net Working Capital, the amount equal to the difference between the two (the “Final Net Working Capital Excess”) shall be paid by Buyer to Seller within ten (10) Business Days after the amount of the Final Net Working Capital Excess has been determined.
     (e) The amount of Final Net Working Capital Deficiency or Final Net Working Capital Excess, if any, paid pursuant to Section 2.11(d), shall be treated as an adjustment to the Purchase Price.
     (f) The following terms shall have meanings set forth below:
     (i) “Current Assets” shall mean, as of a specified date, all of the current assets of the Patient Monitoring Business (including, for the avoidance of doubt, Inventory), other than Excluded Assets (which Excluded Assets shall include, for the avoidance of doubt, Accounts Receivable), as determined in accordance with GAAP;
     (ii) “Current Liabilities” shall mean, as of a specified date, all of the current liabilities of the Patient Monitoring Business, other than Excluded Liabilities, as determined in accordance with GAAP; and
     (iii) “Closing Date Net Working Capital” shall mean, as of the closing of business on the Closing Date, (a) the Current Assets minus (b) the Current

Liabilities, all as determined for the Patient Monitoring Business as of the closing of business on the Closing Date and in accordance with GAAP.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Buyer acknowledges and agrees that the Purchased Assets are sold “as is, where is” and Buyer agrees to accept the Purchased Assets in the condition they are in at the place they are located on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by, on behalf of or imputed to Seller, except for such representations and warranties as are expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any forecasts, projections, estimates or budgets delivered or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors, except as expressly set forth in this Agreement or the Schedules or Exhibits hereto. BUYER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER ARE IN LIEU OF, AND BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     Except (1) as disclosed in the Seller SEC Documents filed prior to the date of this Agreement (other than any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are primarily predictive or forward-looking in nature) or (2) as explicitly set forth in the Disclosure Schedules attached hereto (it being agreed that disclosure of any item in any Disclosure Schedule shall also be deemed disclosure with respect to any other Disclosure Schedule to which such disclosure is reasonably apparent), Seller represents and warrants to Buyer as follows:
Section 3.1 Qualification, Organization, Selling Subsidiaries, etc.
     (a) Each of Seller and the Selling Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. Each of Seller and the Selling Subsidiaries has the corporate, partnership or similar power and authority, as applicable, to own, lease and operate its properties and to carry on its business as presently conducted, except where the failure to have such power or authority would not have a Material Adverse Effect.

     (b) Each of Seller and the Selling Subsidiaries is qualified to do business or licensed and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.
     (c) The authorized capital stock or other equity interests of Artema consists of SEK 1,000,000 share capital, par value SEK 0.04 per share. As of the date hereof, (i) SEK 632,135 of Artema Stock were issued and outstanding, and (ii) no shares of Artema Stock were held in treasury. The shares of Artema Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to any pre-emptive or subscription rights (and were not issued in violation of any preemptive or subscription rights). Seller, directly or indirectly through one or more wholly owned Subsidiaries of Seller, beneficially owns and has good and valid title to all the Artema Stock, free and clear of all Liens. There are (i) no options, warrants, or similar rights to purchase any of the shares or other equity interests of Artema, and no obligations binding upon any of Seller or its Affiliates (including Artema) to issue, sell, redeem, purchase or exchange any of its capital stock or any other equity interest or any right relating thereto, and (ii) no shareholders’ agreements, voting agreements, voting trusts or other agreements or rights of third parties with respect to or affecting Artema or any of its shares of capital stock or other equity interests. Seller has delivered or made available to Buyer prior to the date hereof true and complete copies of the certificate of incorporation, bylaws, and each other organizational document of Artema, each as in effect as of the date hereof.
Section 3.2 Corporate Authority Relative to this Agreement; No Violation
     (a) Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller, and no other corporate proceedings on the part of Seller (including, for the avoidance of doubt, the vote or approval of the stockholders of Seller) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes the valid and binding agreement of Buyer, constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.
     (b) Other than the approvals set forth in Schedule 3.2(b) (collectively, the “Seller Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement by Seller or for the consummation by Seller of the transactions contemplated hereby, except for such authorizations, consents, approvals, permits, actions, notifications or filings that, if not obtained or made, would not have a Material Adverse Effect.
     (c) Except as described in Schedule 3.2(c), the execution and delivery by Seller of this Agreement does not, the performance by Seller of its obligations under this Agreement will not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by Seller will not (with or without notice or lapse of time, or both), (i) result in any violation of, or default under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under (A) any Assumed Agreement, or result in the creation of any Lien upon any of the Purchased Assets, or (B) to the extent not covered in (A), any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, Seller Permit, concession, franchise, right or license binding upon Seller or any of the Selling Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Seller or any of the Selling Subsidiaries; (ii) conflict with or result in any violation of any provision of the certificate or articles of incorporation or bylaws or other equivalent organizational document of Seller or any of the Selling Subsidiaries; or (iii) assuming that the consents and approvals referred to in Schedule 3.2(c) are duly obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), as would not have a Material Adverse Effect.
Section 3.3 Title to Property
     Except as set forth in Schedule 3.3, as otherwise provided in this Agreement or the Transaction Documents, and except for such defects of title as do not materially interfere with the use of such property in the ordinary course of business, Seller or a Selling Subsidiary owns, leases or has the legal right to use all of the Purchased Assets (other than the Transferred IP Assets, which is the subject of Section 3.10) and has good, valid and transferable title to (or in the case of leased Purchased Assets, valid leasehold interest in or valid and enforceable lease agreements regarding) all Purchased Assets (other than the Transferred IP Assets, which is the subject of Section 3.10). All of the material Purchased Assets are free of all Liens other than (i) Permitted Liens and (ii) Liens disclosed in any Seller SEC Document.
Section 3.4 Completeness of Assets
     (a) Except for the Excluded Assets, the information technology systems, infrastructure and software retained by Seller pursuant to the Transition Services Agreement and as set forth in Schedule 3.4(a), the Purchased Assets, together with the rights granted to Buyer pursuant to this Agreement and the Transaction Documents, and any other agreements to be entered into pursuant hereto or thereto, will constitute on the Closing Date all of the assets and rights (other than employees) used by Seller and the Selling Subsidiaries to conduct the Patient Monitoring Business in the same manner as such business is currently conducted by Seller and the Selling Subsidiaries.
     (b) The tangible assets included in the Purchased Assets, taken as a whole, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear and other impairments of value which do not materially interfere with the use of such assets in the ordinary course of business), and are suitable for the purposes for which they are presently used.
Section 3.5 Financial Statements
     Attached hereto as Exhibit D are true, complete and correct copies of the Financial Statements. The Financial Statements (including the notes thereto) fairly present in all material respects (a) the assets and liabilities of the Patient Monitoring Business as of December 31, 2007 (the “Interim Balance Sheet Date”) and June 30, 2007 and (b) the revenues and expenses of the Patient Monitoring Business for the six-month period ended December 31, 2007 and the fiscal years ended June 30, 2007 and June 30, 2006. The Financial Statements (i) are prepared from, and in accordance with, the books and records of Seller and the Seller Subsidiaries and (ii) reflect in all material respects the costs and expenses of the Patient Monitoring Business as if the Patient Monitoring Business was independent and not affiliated with any other corporation or business. Notwithstanding the foregoing, Buyer acknowledges that the Financial Statements were prepared solely for the purpose of this Agreement and for the internal management purposes of Seller and that the Patient Monitoring Business was not conducted on a stand-alone basis as a separate entity during the periods indicated in the Financial Statements and that the allocations and estimates included in the Financial Statements are not necessarily indicative of the costs that would have resulted if the Patient Monitoring Business had been operated and conducted on a stand-alone basis as a separate entity during such periods. Other than as set forth in this Section 3.5, Seller makes no representations with regard to the Financial Statements or the other financial information of the Patient Monitoring Business (including any estimates, projections, plans or budgets).
Section 3.6 Absence of Undisclosed Liabilities
     Except (i) as reflected or reserved against in the Financial Statements; (ii) for transactions contemplated by this Agreement or the financing of such transactions; (iii) for liabilities and obligations incurred in the ordinary course of business since the Interim Balance Sheet Date; and (iv) for liabilities not required by GAAP to be disclosed on Seller’s consolidated balance sheets, the Patient Monitoring Business has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would have a Material Adverse Effect.
Section 3.7 Absence of Certain Changes or Events
     Since December 31, 2007, except as otherwise required or contemplated by this Agreement, the Patient Monitoring Business has been conducted, in all material respects, in the ordinary course of business and there has not been a Material Adverse Effect.

Section 3.8 Inventory
     All of the Inventory is valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis, except as disclosed in the Financial Statements. Attached hereto as Schedule 3.8 is a summary of the Inventory as of December 31, 2007 (the “Inventory Summary”). Except as disclosed on Schedule 3.8, all of the Inventory reflected in the Inventory Summary and all such Inventory acquired since the Interim Balance Sheet Date consist of items of a quality and quantity useable and saleable in the ordinary course of business within a reasonable period of time at normal profit margins. Except as set forth in Schedule 3.8, (i) none of the Inventory (whether parts/raw materials, work-in-process or finished goods) reflected in the Inventory Summary and (ii) none of the Inventory acquired after the Interim Balance Sheet Date is obsolete or otherwise not saleable within a twelve-month period (and to the extent obsolete or otherwise not saleable, has been written off or written down to net realizable value in the Financial Statements or on the accounting records of Seller as of the Closing Date, as the case may be). All of the Inventory (whether parts/raw materials, work-in-process or finished goods) reflected in the Inventory Summary and all such Inventory acquired after the Interim Balance Sheet Date are of such quality as to meet or exceed the Base PM Business’ internal standards and any applicable governmental quality control standards. The Inventory levels with respect to the Base PM Business are not excessive and have been maintained at the levels required for the operation of the Base PM Business as conducted prior to and as of the date of hereof and these levels will be adequate for the operation of the Base PM Business after the Closing in the manner consistent with the operation of the Base PM Business immediately prior to the Closing.
Section 3.9 Assumed Agreements and Material Contracts
     (a) Except for this Agreement, the Seller Benefit Plans, as disclosed in any Seller SEC Documents, as disclosed in Schedule 3.9, neither Seller nor any of the Selling Subsidiaries is a party to or bound by, as of the date hereof, any Contract (i) that is material to the operation of the Patient Monitoring Business or (ii) any Contract that involves, or could reasonably be expected to involve, payment by or to Seller and any of the Selling Subsidiaries in respect of the Patient Monitoring Business in excess of $150,000, and (iii) that contains any provision that prior to or following the Closing would by its terms materially restrict or alter the conduct of the Patient Monitoring Business of, or purport to materially restrict or alter the conduct of the Patient Monitoring Business, except for agreements the primary purpose of which is to create a real property interest (all contracts of the type described in this Section 3.9(a) being referred to herein as “Material Contracts”).
     (b) Seller has delivered or made available to Buyer a correct and complete copy of each Material Contract.
     (c) (i)  Each Material Contract is valid and binding on Seller and any of the Selling Subsidiaries to the extent Seller or such Selling Subsidiary is a party thereto, and, to the Knowledge of Seller, each other party thereto, as applicable, and is in full force and effect, except where the failure to be valid, binding and in full force and effect would not have a Material Adverse Effect and (ii) neither Seller nor any of the Selling Subsidiaries has received written notice of, or otherwise has Knowledge of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Seller or any of the Selling Subsidiaries under any such Material Contract.
Section 3.10 Intellectual Property Rights
     Except as set forth on Schedule 3.10:
     (a) Except for such defects of title as do not materially interfere with the use of such property in the ordinary course of business, Seller owns the exclusive right, title and interest to the Transferred IP Assets, free and clear of all Liens, conditions, adverse claims or other restrictions (other than Permitted Liens, any licenses granted by Seller or any of the Selling Subsidiaries to third parties and implied or express licenses granted by the Seller or any of the Selling Subsidiaries in connection with the commercial sale of products), and except for the Excluded Assets, the information technology systems, infrastructure and software retained by Seller pursuant to the Transition Services Agreement and the rights and restrictions subject of the Transaction Documents, the Transferred IP Assets constitute all of the material Intellectual Property Rights used by Seller and the Selling Subsidiaries in the Patient Monitoring Business as currently conducted. To the Knowledge of the Seller, none of the Transferred IP Assets is or has been involved in any opposition, cancellation, interference, reissue or reexamination proceeding.
     (b) Seller has not received in the past two (2) years any written notice alleging that any Transferred IP Assets are invalid or unenforceable, or challenging Seller’s ownership of or right to use any such rights. To the Knowledge of Seller, each of the registrations of Patent, Trademarks and Copyrights included in the Transferred IP Assets is held and/or recorded in the name of Seller, is valid and in full force and effect, except as would not, individually or in the aggregate, have a Material Adverse Effect.
     (c) To the Knowledge of Seller, the products and services and the business of the Patient Monitoring Business as currently conducted by Seller do not infringe, misappropriate or violate the Intellectual Property Rights of any third party. Seller has not received any written notice in the past two (2) years alleging that the Patient Monitoring Business is infringing, misappropriating or violating the Intellectual Property Rights of any third party, and Seller or any of the Selling Subsidiaries is not and has not in the past two (2) years been a party to any action or proceeding in which it was asserted that Seller or any of the Selling Subsidiaries, in its Patient Monitoring Business, infringed, misappropriated or violated the Intellectual Property Rights of any third party, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.10(c), neither Seller nor any of the Selling Subsidiaries has taken any action or failed to take any action that could result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any material Transferred IP Assets, except as would not have a Material Adverse Effect.
     (d) Seller has taken commercially reasonable steps to protect and maintain all of the material Transferred IP Assets.

     (e) To the Knowledge of Seller, except as would not, individually or in the aggregate, have a Material Adverse Effect, no third party is infringing on, misappropriating or otherwise violating any Transferred IP Assets. In the last two (2) years, Seller has not sent any notice to or asserted or threatened in writing any action or claim against any Person involving or relating to any Transferred IP Assets.
     (f) To the Knowledge of Seller, no funding, facilities, or personnel of any Governmental Entity or educational institution, were used, directly or indirectly, to develop or create, in whole or in part, any of the Transferred IP Assets.
     (g) To the Knowledge of Seller, neither Seller, the Selling Subsidiaries nor their respective Affiliates are bound by, and no Transferred IP Assets is subject to, any agreement or arrangement containing any covenant or other provision that in any way limits or restricts the ability of Seller or the Seller Subsidiaries to use, exploit, assert, or enforce any Transferred IP Assets in the manner currently used, exploited, asserted or enforced by Seller and the Selling Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.10(g), Seller has not transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Transferred IP Assets to any Person.
     (h) For purposes of this Section 3.10, Knowledge of Seller shall in no event be construed to require the search of any patent, prior art, trademark or copyright databases, or performance of any search, clearance, analysis or other investigation of any patents, copyrights, trademarks or other Intellectual Property rights.
     (i) The representations contained in this Section 3.10 shall be the exclusive representations and warranties with respect to intellectual property matters.
Section 3.11 Compliance with Laws; Permits
     (a) Except where such non-compliance, default or violation would not have a Material Adverse Effect, Seller and each of the Selling Subsidiaries, since June 30, 2004, has been and is in compliance with and has not been and is not in default under or in violation of any Law applicable to the Seller or any of the Selling Subsidiaries, including: (i) the Federal Food, Drug and Cosmetic Act, as amended, (“FFDCA”) and the regulations promulgated thereunder; (ii) any applicable Food and Drug Administration (“FDA”) investigational device exemption, premarket approval or 510(k) premarket notification; (iii) the applicable provisions of FDA’s good manufacturing practice requirements, as set forth at 21 C.F.R. Parts 820; and (iv) any applicable state or foreign Laws or regulations governing the distribution medical devices.
     (b) Seller and all of the Selling Subsidiaries are in material compliance with all applicable requirements of the FDA and any state or foreign Governmental Entity with authority over the development, investigation, manufacture, labeling, storage, testing, distribution, and marketing of medical devices under the FFDCA, and all applicable similar state and foreign Laws, and each of their applicable implementing regulations, except for such instances of noncompliance which individually or in the aggregate have not had and would have a Material Adverse Effect.
     (c) Except as would not have a Material Adverse Effect, Seller and the Selling Subsidiaries have not received, and to the Knowledge of Seller, no licensor or distribution partner of a Product has received, any notice from the FDA or any other Governmental Entity that it has commenced, or threatened to initiate, any action to withdraw approval, place sales, marketing, or production restrictions on, or request the recall of any Product currently marketed by Seller or the Selling Subsidiaries.
     (d) There has been and there is no pending, threatened or anticipated, FDA, other federal, state, local, or foreign government agency proceeding or investigation relating to Seller’s or the Selling Subsidiaries’ development, investigation, manufacture, labeling, storage, testing, distribution, and marketing of any Product, except for such proceedings or investigations which individually or in the aggregate have not had and would have a Material Adverse Effect.
     (e) Except as set forth in Schedule 3.11(e), in the three (3) years preceding the date of this Agreement, none of the Products tested, manufactured, packaged, labeled, marketed, or distributed or sold by or on behalf of Seller or any of the Selling Subsidiaries are or have been subject to a recall or field correction, whether voluntary or otherwise, or are or have been subject to device removal or correction reporting requirements, and neither Seller nor any of the Seller Subsidiaries has received notice, either completed or pending, of any proceeding seeking a recall, removal, or corrective action of any Products, except for such recalls, device removal or correction reporting requirements which individually or in the aggregate have not had and would have a Material Adverse Effect.
     (f) Except as set forth on Schedule 3.11(f), neither Seller, any of the Seller Subsidiaries, nor any employee or agent of Seller or any of the Seller Subsidiaries have made an untrue statement of material fact or fraudulent statement to FDA or any other governmental or regulatory authority with respect to any Product tested, manufactured, distributed, or sold by Seller or any of the Seller Subsidiaries, or failed to disclose a material fact required to be disclosed to any governmental or regulatory authority with respect to any Product, or has ever been investigated by the FDA, National Institutes of Health (“NIH”), Office of the Inspector General for the Department of Health and Human Services (“OIG”), Department of Justice or other comparable governmental authority for data or healthcare program fraud with respect to respect to any Product.
     (g) Seller and the Selling Subsidiaries are in possession of all authorizations, licenses, permits, exceptions, consents, approvals, franchises, licenses, variances, exemptions, certificates, product listings, registrations, orders, approvals, clearances and other authorizations of any Governmental Entity necessary for Seller and the Selling Subsidiaries to carry on the Patient Monitoring Business as it is now being conducted (including those which are required for the conduct of its testing, manufacturing, marketing, sales, and distribution activities) (the “Seller Permits”), except where the failure to have any of the Seller Permits would not have a Material Adverse Effect. Except as would not have Material Adverse Effect, all Seller Permits are in full force and effect. As of the date of this Agreement, none of the Seller Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of Seller, threatened in writing, and Seller has been and is in compliance in all material respects with the terms of the Seller Permits and any conditions placed thereon
     (h) Except as set forth on Schedule 3.11(h) or as would not have a Material Adverse Effect, no Governmental Entity has issued any notice, warning letter, regulatory letter, untitled letter, or other written communication or correspondence to Seller or any of the Selling Subsidiaries, alleging that the Seller or any of the Selling Subsidiaries is or was in violation of any Law, order or Seller Permit applicable to the research, development, testing, manufacturing, packaging, labeling, marketing, distribution, sales, and/or commercialization of any Product by Seller or any of the Selling Subsidiaries, or alleging that Seller or any of the Selling Subsidiaries was or is the subject of any pending or threatened administrative agency or government entity investigation, proceeding, review, or inquiry, or that there are circumstances currently existing which might reasonably be expected to lead to any loss of or refusal to renew any of the Seller Permits held by Seller or any of the Selling Subsidiaries.
Section 3.12 Investigations; Litigation
     Except as described in Schedule 3.12 or, if adversely determined, would result in a material change in, or limitation on, the conduct or operations of Seller or the Selling Subsidiaries in respect of the Patient Monitoring Business, there are no (a) investigations or proceedings pending (or, to the Knowledge of Seller, threatened) by any Governmental Entity with respect to Seller or any of the Selling Subsidiaries and primarily relating to the Patient Monitoring Business or affecting the Purchased Assets or (b) actions, suits or proceedings pending against Seller or any of the Selling Subsidiaries and primarily relating to the Patient Monitoring Business or affecting the Purchased Assets, and in each case, to Seller’s Knowledge, there is no basis for such investigations, proceedings, actions, or suits. There are no orders, judgments or decrees of, any Governmental Entity against Seller or any of the Selling Subsidiaries. Except as set forth on Schedule 3.12, there is no material unsatisfied judgment, penalty or award against Seller or any of the Selling Subsidiaries, and neither Seller nor any of the Selling Subsidiaries is subject to any orders that have had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.13 Regulatory Compliance
     (a) Since February 1, 2003, there have been no adverse negative past performance evaluations or ratings by the U.S. Government or any other Governmental Entity, or any voluntary disclosures under the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) or any other comparable foreign Law, any enforcement actions or threats of enforcement actions, or facts that, in each case, could result in any adverse or negative performance evaluations related to the Foreign Corrupt Practices Act or any other comparable foreign Law. Neither the U.S. Government nor any other person has notified Seller or any of the Selling Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt

Practices Act or any other comparable foreign Law. Since February 1, 2003, none of Seller and the Selling Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to Seller’s or any of the Selling Subsidiaries’ compliance with the Foreign Corrupt Practices Act or any other comparable foreign Law. Except as would not result in a material change in, or limitation on, the conduct or operations of Seller or the Selling Subsidiaries in respect of the Patient Monitoring Business, Seller and the Selling Subsidiaries are not now, nor since February 1, 2003 has any employee of the Patient Monitoring Business, violated or are in violation of the Foreign Corrupt Practices Act, or are or have been under any administrative, civil or criminal investigation or indictment and are not party to any litigation involving alleged false statements, false claims or other improprieties relating to Seller’s or any of the Selling Subsidiaries’ compliance with the Foreign Corrupt Practices Act or any other comparable foreign Law;
     (b) Except as would not result in a material change in, or limitation on, the conduct or operations of Seller or the Selling Subsidiaries in respect of the Patient Monitoring Business, none of Seller, any of the Selling Subsidiaries or any of their employees is, or since February 1, 2003, has been, in violation of any Law applicable to its business, properties or operations and relating to: (1) the use of corporate funds relating to political activity or for the purpose of obtaining or retaining business; (2) payments to government officials or employees from corporate funds; or (3) bribes, rebates, payoffs, influence payments or kickbacks (including 42 U.S.C. 1320 a-7b(b), as amended or any applicable state anti-kickback or other similar foreign, federal or state Law); and
     (c) Except as would not result in a material change in, or limitation on, the conduct or operations of Seller or the Selling Subsidiaries in respect of the Patient Monitoring Business, none of Seller, any of the Selling Subsidiaries or any of their officers, directors or employees have violated or are in violation of, or have been convicted of, charged with or are being investigated for a Medicare, Medicaid or other state health payment program related offense, or been subject to any order or consent decree of, or material criminal or civil fine or penalty imposed by, any Governmental Entity with respect to any such program.
Section 3.14 Taxes
     Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) Seller and each of the Selling Subsidiaries have timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in connection with the Patient Monitoring Business or the Purchased Assets (including, for the avoidance of doubt, Tax Returns of Artema) on or before the Closing Date and all such Tax Returns are true, correct and complete; (ii) all Taxes with respect to the Patient Monitoring Business or the Purchased Assets (including, for the avoidance of doubt, Taxes of Artema) have been duly and timely paid, other than (A) any unpaid Taxes of Seller or any of the Selling Subsidiaries for the Patient Monitoring Business or the Purchased Assets in respect of any Pre-Closing Tax Period that did not, as of the date of the most recent financial statements contained in the Seller SEC Documents filed prior to the date hereof, exceed the reserve for Taxes

(excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for the Patient Monitoring Business or the Purchased Assets set forth in the most recent balance sheet contained therein and (B) any such Taxes as are being contested in good faith and for which adequate reserves have been provided on the Seller’s financial statements in accordance with GAAP; (iii) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax assessments of Seller or any of the Selling Subsidiaries for the Patient Monitoring Business or the Purchased Assets, each in respect of any Pre-Closing Tax Period; (iv) there are no Liens for Taxes on any of the assets of the Patient Monitoring Business other than Permitted Liens; (v) none of the Purchased Assets to be transferred to Buyer by any of the Selling Subsidiaries are “United States real property interests” within the meaning of Section 897 of the Code; and (vii) Artema is resident for the purposes of Tax only in the jurisdiction in which it is incorporated and does not have a permanent establishment or permanent representative or other taxable presence in any other jurisdiction; is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
Section 3.15 Labor Matters
     Except for such matters which would not have a Material Adverse Effect, neither Seller nor any of the Selling Subsidiaries has received written notice during the past two (2) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of Seller or any of the Selling Subsidiaries relating to the Patient Monitoring Business and, to the Knowledge of Seller, no such investigation is in progress. Except for such matters that would not have a Material Adverse Effect, (a) there are no (and have not been during the two (2) year period preceding the date hereof) strikes or lockouts with respect to any employees of Seller engaged in the Patient Monitoring Business or any of the Selling Subsidiaries; (b) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Seller, threatened against Seller or any of the Selling Subsidiaries with respect to any employees engaged in the Patient Monitoring Business; and (c) there is no slowdown or work stoppage in effect or, to the Knowledge of Seller, threatened with respect to any employees engaged in the Patient Monitoring Business. Except as set forth on Schedule 3.15, neither Seller nor any Subsidiaries of Seller is party to any collective bargaining agreement or any other type of collective agreement with any type of local, national or supernational union or other workers’ representatives with respect to any employees engaged in the Patient Monitoring Business. To the Knowledge of Seller, no union or other workers’ representative is currently engaged in any organizational activities or requests or elections for representation with respect to employees of Seller or any of its Subsidiaries engaged in the Patient Monitoring Business.

Section 3.16 Employee Benefit Plans
     (a) Schedule 3.16(a) lists all material Seller Benefit Plans. “Seller Benefit Plans” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by Seller or any of its Subsidiaries for the benefit of employees on the Agreed List of Employees or any other employees, directors or consultants employed or formerly employed by, or providing services to, the Patient Monitoring Business or its predecessors in the United States and all employment agreements or arrangements providing compensation, vacation, severance or other benefits to any employee on the Agreed List of Employees or any other employee or consultant employed or formerly employed by, or providing services to, the Patient Monitoring Business or its predecessors in the United States. True and complete copies of each Seller Benefit Plan document have been made available to the Buyer.
     (b) At no time since December 31, 2001, has Seller or any ERISA Affiliate, been required to contribute, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan nor does Seller, any Selling Subsidiary or any ERISA Affiliate have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA, which resulted, or could reasonably be anticipated to result, in a Material Adverse Effect. No Acquired Assets are subject to liens under Section 430(k) the Code or Section 303(k) of ERISA.
     (c) Schedule 3.16(c) lists all material Seller Foreign Plans other than plans, programs or contracts which Seller contributes to that are sponsored or maintained by a Governmental Entity. All Seller Foreign Plans maintained, contributed to or sponsored by (or required to be maintained, contributed to or sponsored by) Artema have been operated, in all material respects, in accordance with their terms and applicable Law, and all material required contributions have been made with respect thereto.
     (d) Except for such claims which would not have a Material Adverse Effect, no material action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of Seller, threatened, with respect to any Seller Benefit Plan (other than a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”)) by any current or former employee of the Patient Monitoring Business.
     (e) Except as would not have a Material Adverse Effect, none of Seller, any Selling Subsidiary or any ERISA Affiliate has incurred or is subject to any liability (contingent or otherwise) under Section 4069 of ERISA, whether as a result of the transactions contemplated by this Agreement or otherwise. Except as would not have a Material Adverse Effect, Seller, the Selling Subsidiaries and the ERISA Affiliates have complied in all respects with Section 4980B of the Code and Part 6 of Title I of ERISA. Schedule 3.16(e) lists all benefit plans maintained or required to be contributed to by Seller or any ERISA Affiliate that have at any time since December 31, 2001 been subject to Title IV of ERISA.
     (f) The Savings Plan has been established and administered in compliance with its terms and in compliance with ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not have a Material Adverse Effect. The Seller Savings Plan has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked and to the Knowledge of Seller, no fact or event has occurred since the date of such determination letter from the United States Internal Revenue Service that would affect adversely its qualified status.
     (g) All bonuses payable to Transferred Employees (as defined in Section 7.1(a)) for service during the 2007 fiscal year or earlier fiscal years shall have been paid by Seller to such Transferred Employees prior to the Closing Date.
Section 3.17 Environmental Laws and Regulations
     (a) Since February 1, 2003, (i) Seller and each of the Selling Subsidiaries have conducted and are currently conducting their respective businesses in material compliance with all applicable Environmental Laws, and possess and are in material compliance with all required Environmental Permits; (ii) to Seller’s Knowledge, there has been no release (as such term is defined in CERCLA) of any Hazardous Substance at, on, under, or from any Real Property in any manner that would give rise to any reporting, investigative, or remedial obligation of Seller or any Selling Subsidiaries under applicable Environmental Laws; (iii) neither Seller nor any of the Selling Subsidiaries has received in writing any notices, demand letters or requests for information which remain pending or unresolved from any federal, state, local or foreign or provincial Governmental Entity asserting that Seller or any of the Selling Subsidiaries is in violation of, or liable under, any Environmental Law with respect to the disposal or release at or transportation to any other property of Hazardous Substance generated by Seller or any Selling Subsidiaries; and (iv) neither Seller nor the Selling Subsidiaries are subject to, or, to the Knowledge of Seller, have been threatened with any suit, proceeding, settlement, court order, administrative order, judgment or written claim arising under any Environmental Law which remains pending or unresolved.
     (b) Seller has provided to, or made available for review by, Buyer all non-routine, material environmental reports, assessments, studies, investigations or audits in its possession or control relating to the Transferred Real Property.
     (c) The representations and warranties in this Section 3.17 are the exclusive representations and warranties in this Agreement with respect to environmental matters, including without limitation, Hazardous Substances and Environmental Laws.

Section 3.18 Insurance
     As of the date hereof, Seller and each of the Selling Subsidiaries are insured in respect of the Patient Monitoring Business against such losses and risks and in such amounts as are customary in the industry in which the Patient Monitoring Business operates. Neither Seller nor any of the Selling Subsidiaries is in breach or default of any such insurance policies, and no written notice of cancellation or termination has been received with respect to any such policy. No event or condition relating to the Patient Monitoring Business or the Purchased Assets, other than an event or condition included in subparts (a) through (h) of the definition of “Material Adverse Effect” in Section 1.1, has occurred that, in and of itself, is reasonably likely, after the date of this Agreement, to result in a material upward adjustment in premiums under any insurance policies maintained by Seller and the Selling Subsidiaries.
Section 3.19 Brokerage Fees
     Except for Lehman Brothers Inc., there is no Person that might be entitled to any brokerage commission, finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or an Affiliate thereof.
Section 3.20 Relationships with Related Persons
     Except as disclosed in Schedule 3.20, no (i) Affiliates of Seller or any of the Selling Subsidiaries (other than wholly-owned Subsidiaries of Seller or any Selling Subsidiary) or (ii) persons with whom such transaction, arrangement, understanding or Contract would be required to be disclosed under Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended, has any interest in any Purchased Asset, except in his, her or its capacity as a stockholder of Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as of the date hereof as follows:
Section 4.1 Qualification; Organization
     (a) Buyer is a company validly existing and in good standing under the Laws of its jurisdiction of organization. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Buyer Material Adverse Effect (as defined below). Buyer has furnished to Seller a complete and correct copy of its amended and restated memorandum and articles of association and bylaws as currently in effect.

     (b) Buyer is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay or materially impede the ability of Buyer to consummate the transactions contemplated hereby (a “Buyer Material Adverse Effect”). The organizational or governing documents of Buyer, as previously provided to Seller, are in full force and effect. Buyer is not in violation of its organizational or governing documents.
Section 4.2 Corporate Authority Relative to this Agreement; No Violation
     (a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding agreement of Seller, this Agreement constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.
     (b) Other than the approvals set forth in Schedule 4.2(b) (collectively, the “Buyer Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary in connection with the execution, delivery and performance of this Agreement by Buyer and for the consummation by Buyer of the transactions contemplated by this Agreement.
     (c) None of the execution, delivery or performance of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby or compliance by Buyer with any of the provisions of this Agreement will (i) violate or conflict with or result in any breach of any provision of the organizational documents of Buyer, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, any of its Subsidiaries, or any of their properties or assets, except (other than in the case of clause (i)) where such violations, breaches or defaults would not, individually or in the aggregate, have a Buyer Material Adverse Effect.
Section 4.3 Investigations; Litigation
     There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries, that challenges the transactions contemplated by this Agreement, other than any such suit, claim, action, proceeding or investigation that would have, individually or in the aggregate, a Buyer

Material Adverse Effect. As of the date hereof, neither Buyer nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 4.4 Sufficient Funding
     Buyer has sufficient funds on hand and will have sufficient funds on hand at Closing, to consummate the transactions contemplated by, and to perform its obligations under, this Agreement.
Section 4.5 No Other Information
     Buyer acknowledges that Seller makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by Seller, and no Representative of Seller shall have any responsibility or liability related thereto.
Section 4.6 Access to Information; Disclaimer
     Buyer acknowledges and agrees that it (a) has had an opportunity to discuss the Patient Monitoring Business with the management of Seller; (b) has had reasonable access to the books and records of Seller and the Selling Subsidiaries; (c) has been afforded the opportunity to ask questions of and receive answers from officers of Seller; and (d) has conducted its own independent investigation of Seller and the Selling Subsidiaries, the Patient Monitoring Business and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of Seller or any of the Selling Subsidiaries, other than the representations and warranties of Seller expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.
Section 4.7 No Approval Required
     No consent of the holders of any class or series of capital stock of Buyer is necessary to approve this Agreement and the transactions contemplated hereby.
Section 4.8 Brokerage Fees
     Except for UBS Securities, LLC, there is no Person that might be entitled to any brokerage commission, finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or any Affiliate thereof.

ARTICLE V
CONDITIONS TO CLOSING
Section 5.1 Conditions Precedent to Buyer’s Obligations
     All of the obligations of Buyer hereunder are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Buyer in writing):
     (a) The representations and warranties of Seller contained herein (i) that are not qualified as to materiality or Material Adverse Effect shall be accurate, true and correct in all material respects on and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be accurate, true and correct in all material respects as of the date specified and (ii) that are qualified as to materiality or Material Adverse Effect shall be accurate, true and correct in all respects on and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be accurate, true and correct in all respects as of the date specified; and Buyer shall have received a certificate of an officer of Seller dated the Closing Date, certifying that this condition has been satisfied.
     (b) Seller shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Seller at or before the Closing, and Buyer shall have received a certificate of an officer of Seller dated the Closing Date, certifying that this condition has been satisfied.
     (c) Subject, in the case of matters related to the HSR Act, to Section 6.6. hereto, no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity, nor shall any suit, action or proceeding have been instituted and remain pending, or have been threatened and remain so by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would prohibit or restrict (if successful) the consummation of the transactions contemplated hereby or which would not permit the Patient Monitoring Business as presently conducted to continue materially unimpaired following the Closing Date, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, however, any matters related to the HSR Act shall be governed by Section 6.6 hereto.
     (d) Seller shall have received all of the Seller Approvals, including, for the avoidance of doubt:
     (i) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;
     (ii) Either (A) the CFIUS shall have provided notice to the effect that review or investigation of the transaction contemplated hereby has been concluded, and that a determination has been made that there are no issues of national security of the United States sufficient to warrant further investigation under the DPA, or (B) the President of the United States shall not have taken action to block or prevent the consummation of the transaction contemplated hereby under the DPA and the applicable period of time for the President to take such action shall have expired; and
     (iii) Seller shall have fully complied with ISRA to the extent required prior to Closing and delivered to Buyer a “No Further Action” letter, “Negative Declaration,” “De Minimis Quantity Exemption” or “Remediation Agreement,” as those terms are defined under ISRA from the NJDEP with respect to the Transferred Real Property in New Jersey.
     (e) To the extent not covered by (d) above, all other applicable waiting periods (and any extensions thereof) under any other applicable Regulatory Laws will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities (including under any applicable Regulatory Laws) in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
     (f) (i) Seller shall have obtained the Consents, in form and substance reasonably satisfactory to Buyer, listed on Schedule 5.1(f), and (ii) such other Consents, in form and substance reasonably satisfactory to Buyer, the failure of which to obtain would, individually or in the aggregate, have a Material Adverse Effect.
     (g) There shall have been no Material Adverse Change.
     (h) Seller shall have provided Buyer with a properly executed statement in form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulation §1.1445-2(b)(2). To the extent any of the Selling Subsidiaries transfers a “United States real property interest” (within the meaning of Section 897(c)(1) of the Code) to Buyer pursuant to this Agreement, such Selling Subsidiary shall have provided Buyer with a properly executed statement in form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulation §1.1445-2 (the statement in this and the preceding sentence, each, a “FIRPTA Certificate”). If Seller or any of such Selling Subsidiaries fails or refuses to furnish an applicable FIRPTA Certificate, Buyer shall be entitled to withhold from the portion of consideration otherwise payable pursuant to this Agreement at Closing allocable solely to the portion of the Purchased Assets transferred to Buyer directly by Seller or such Selling Subsidiary, as applicable (in each case, as determined for U.S. federal income tax purposes), the amount required to be so withheld from such portion of the consideration pursuant to Section 1445(a) of the Code.
     (i) Seller and the Selling Subsidiaries shall have duly executed and delivered counterparts of the Transaction Documents.

Section 5.2 Conditions Precedent to Seller’s Obligations
     All of the obligations of Seller hereunder are subject to the fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):
     (a) The representations and warranties of Buyer contained herein (i) that are not qualified as to materiality or Material Adverse Effect shall be accurate, true and correct in all material respects on and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be accurate, true and correct in all material respects as of the date specified and (ii) that are qualified as to materiality or Material Adverse Effect shall be accurate, true and correct in all respects on and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be accurate, true and correct in all respects as of the date specified; and Seller shall have received a certificate of an officer of Buyer dated the Closing Date, certifying that this condition has been satisfied.
     (b) Buyer shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Buyer at or before the Closing; and Seller shall have received a certificate of an officer of Buyer dated the Closing Date, certifying that this condition has been satisfied.
     (c) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity, nor shall any suit, action or proceeding have been instituted and remain pending, or have been threatened and remain so by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would prohibit or restrict (if successful) the consummation of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.
     (d) Buyer shall have received all of the Buyer Approvals, including, for the avoidance of doubt:
     (i) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated; and
     (ii) Either (A) the CFIUS shall have provided notice to the effect that review or investigation of the transaction contemplated hereby has been concluded, and that a determination has been made that there are no issues of national security of the United States sufficient to warrant further investigation under the DPA, or (B) the President of the United States shall not have taken action to block or prevent the consummation of the transaction contemplated hereby under the DPA and the applicable period of time for the President to take such action shall have expired.

     (e) To the extent not covered by (d) above, all other applicable waiting periods (and any extensions thereof) under any other applicable Regulatory Laws will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities (including under any applicable Regulatory Laws) in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
     (f) Buyer shall have duly executed and delivered counterparts of the Transaction Documents.
ARTICLE VI
CERTAIN COVENANTS
Section 6.1 Conduct of Business
     (a) From and after the date hereof and prior to the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Article VIII (the “Termination Date”), and except (i) as may be otherwise required by applicable Law; (ii) with the prior written consent of Buyer; (iii) as expressly permitted by this Agreement; or (iv) as disclosed in Schedule 6.1(a), Seller shall, and shall cause each of the Selling Subsidiaries to, (A) conduct the Patient Monitoring Business in all material respects in the ordinary course consistent with past practice; (B) use commercially reasonable efforts to maintain and preserve intact its present business organization, rights and franchises, goodwill and advantageous business relationships for the Patient Monitoring Business (including relationships with key customers and suppliers) and to retain the services of its key officers and key employees of the Patient Monitoring Business and (C) take no action that is intended to or that would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the transactions contemplated hereby.
     (b) Without limiting Section 6.1(a), Seller agrees with Buyer that from the date of this Agreement until the earlier of (x) the Termination Date and (y) the Closing Date, except as set forth in Schedule 6.1(b) or as otherwise expressly permitted by this Agreement, Seller shall not, and shall not permit any of the Selling Subsidiaries to, without the prior written consent of Buyer:
     (i) make any new capital expenditures for the Patient Monitoring Business not contemplated by the capital expenditure budget for the Patient Monitoring Business having an aggregate value in excess of $1 million for any consecutive 12-month period, except as set forth in Schedule 6.1(b);

     (ii) allow the levels of raw materials, supplies or other materials included in the Inventory to vary materially from the levels customarily maintained;
     (iii) incur, assume, guarantee, or become obligated with respect to any debt, excluding intercompany debt in an amount not to exceed $5 million, other than pursuant to Seller’s existing credit facilities or under short-term debt or overdraft facilities, in each case as in effect as of the date hereof;
     (iv) except in the ordinary course of business but provided that Seller first consults with Buyer, enter into, renew, extend, materially amend or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract;
     (v) except to the extent required by Law (including Section 409A of the Code) or by Contracts or by Seller Benefit Plans or by Seller Foreign Plans in existence as of the date hereof or as disclosed in Schedule 6.1(b), (A) increase the compensation or benefits of any of the employees of the Patient Monitoring Business or on the Agreed List of Employees except in the ordinary course of business; (B) pay any pension, severance or retirement benefits to any employees of the Patient Monitoring Business or on the Agreed List of Employees not required by any existing plan or agreement; or (C) enter into any material compensation or benefit plan, program, policy, arrangement or agreement with any employees of the Patient Monitoring Business or on the Agreed List of Employees;
     (vi) waive, release, assign, settle or compromise any material claim, action or proceeding in respect of the Patient Monitoring Business or the Purchased Assets, other than in the ordinary course of business but provided that Seller first consults with Buyer prior to any such waiver, release, assignment, settlement or compromise;
     (vii) take any action that is intended or would reasonably be expected to result in any of the conditions to the Closing set forth in Article V not being satisfied or materially delaying the satisfaction of such conditions;
     (viii) implement or adopt any material change in its Tax or financial accounting principles, practices or methods for the Patient Monitoring Business (including with respect to Artema), other than as required by GAAP, applicable Law or regulatory guidelines;
     (ix) with respect to Artema, (A) make or change any Tax election, (B) adopt or change any method of Tax accounting, (C) file any amended Tax Return or (C) surrender any right to claim a Tax refund, or offset or other reduction in Tax liability;

     (x) make any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any Person, or make any loan, advance, capital contribution to, or investment in, any other Person and that relates to, or following such transaction, would constitute part of, the Patient Monitoring Business, except purchases of inventory, components or, property, plant or equipment (including engineering development equipment) in the ordinary course of business; provided, that, the actions listed on Schedule 6.1(b) shall not be deemed to be prohibited by this Section 6.1(b);
     (xi) dispose of, or create any Lien on any Purchased Assets (other than the sale of Inventory in the ordinary course of business);
     (xii) fail to pay any premiums due and payable for material insurance policies and/or fail to use commercially reasonable efforts to keep material insurance policies in full force and effect; and
     (xiii) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 6.1(b).
     (c) From and after the date hereof and prior to the Closing Date or the Termination Date, if any, and except (i) as may be otherwise required by applicable Law or (ii) as expressly contemplated or permitted by this Agreement, Buyer shall take no action that is intended to or that would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the transactions contemplated hereby.
Section 6.2 Investigation
     (a) From the date hereof until the Closing Date and subject to the requirements and prohibitions of applicable Laws, Seller shall (i) provide to Buyer, its counsel, financial advisors, auditors and other authorized representatives prompt reasonable access during normal business hours to the offices, properties (including for the purpose of conducting a Phase I site assessment), books and records of Seller and the Selling Subsidiaries for the Patient Monitoring Business; (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information regarding the Patient Monitoring Business as such persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives (other than directors who are not employees) of Seller and the Selling Subsidiaries to cooperate reasonably during normal business hours with Buyer in its investigation of the Patient Monitoring Business, except that nothing herein shall require Seller or any of the Selling Subsidiaries to disclose any information that would reasonably be expected to involve any sampling for Hazardous

Substances or cause a risk of a loss of privilege to Seller or any of the Selling Subsidiaries and, in all cases, will be at the expense of Parent. Any investigation pursuant to this Section 6.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the Patient Monitoring Business. No information or knowledge obtained by Buyer in any investigation pursuant to this Section 6.2(a) shall affect or be deemed to modify any representation or warranty made by Seller in Article III.
     (b) Buyer hereby agrees that all information provided to it or its counsel, financial advisors, auditors and other authorized representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be treated in accordance with, the Confidentiality Agreement as if it had been provided prior to the date of this Agreement.
Section 6.3 Control of Operations
     Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Patient Monitoring Business prior to the Closing and (b) prior to the Closing, Seller and the Selling Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operation of the Patient Monitoring Business.
Section 6.4 Notification of Certain Matters
     The parties hereto shall give prompt notice to each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby; (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby; and (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Closing set forth in Article V not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.
Section 6.5 Public Announcements
     Seller and Buyer will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.6 Third Party Consents; Regulatory Approvals; Access
     (a) Subject to the provisions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including the Seller Approvals and the Buyer Approvals; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby; provided, however, that in no event shall Seller be required to pay prior to the Closing any material fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the transactions contemplated hereby under any Contract.
     (b) Subject to the provisions of this Agreement, Seller and Buyer shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, and in any event, prior to the expiration of any applicable legal deadline, file any and all Notification and Report Forms required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and make any other filings under any other applicable Regulatory Law, with respect to the transactions contemplated hereby, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act and any other applicable Regulatory Law; (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals; (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Regulatory Law or by such Governmental Entity; and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby within one hundred eighty (180) days of the date hereof. Without limiting the foregoing, such reasonable best efforts shall include, but are not limited to, taking all such further action as may be necessary to resolve such objections, if any, including the divestiture of the assets of Buyer, without limitation, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated hereby.
     (c) Notwithstanding the timeframe in Section 6.6(b), Seller and Buyer shall cooperate to enable the parties to jointly prepare and file, as soon as practicable after execution of this Agreement by both parties, and in any event within twenty (20) Business Days following the date hereof, with CFIUS, a notice of the transactions contemplated by this Agreement and the transactions contemplated hereby, and shall furnish any supplemental information requested by CFIUS in connection therewith pursuant to the DPA, and the applicable regulations thereto.
     (d) Subject to applicable legal limitations and the instructions of any Governmental Entity, Seller and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Seller or Buyer, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Seller and Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of Seller and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party and its counsel the opportunity to attend and participate.
     (e) Subject to and in furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any Regulatory Law, each of Seller and Buyer shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby.
Section 6.7 Industrial Site Recovery Act
     Seller shall comply in all respects at its sole expense with the New Jersey Industrial Site Recovery Act (“ISRA”) with respect to all real properties owned, leased or operated in New Jersey by Seller and/or any of its Selling Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Closing Date or the Termination Date, to the extent applicable, including without limitation, preparing, filing and executing all required notices, forms and agreements with the New Jersey Department of Environmental Protection (“Seller’s ISRA Obligations”) and shall comply in all respects at its sole expense with any Environmental Laws applicable to any release of Hazardous Substances identified in Buyer’s Phase I

Environmental Site Assessment of the Transferred Real Property located in Mahwah, New Jersey (“Seller’s Additional Environmental Obligations”); provided, however:
     (a) Seller’s ISRA Obligations and Seller’s Additional Environmental Obligations shall be limited to meeting the Appropriate Remediation Standard. To the extent acceptable to Governmental Entities, the parties agree to utilize institutional controls and engineering controls (including, without limitation, capping, signs, fences and deed restrictions on the use of real property or groundwater) to meet the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls.
     (b) Seller’s ISRA Obligations and Seller’s Additional Environmental Obligations shall not include the investigation or remediation of any release of Hazardous Substances occurring on or after the Closing Date or to the extent such investigation or remediation results or arises from Buyer’s exacerbation of any release of Hazardous Substances which occurred prior to the Closing Date.
     (c) After the Closing Date, Buyer shall provide Seller, and Seller’s consultants, contractors, agents and representatives with reasonable access to the Transferred Real Property in Mahwah, New Jersey, to allow Seller to complete Seller’s ISRA Obligations and Seller’s Additional Environmental Obligations at reasonable times and upon reasonable advance notice.
     (d) After the Closing Date, Seller shall take reasonable precaution to minimize any interference with or disruption of Buyer’s operations at the Transferred Real Property in Mahwah, New Jersey caused by Seller’s ISRA Obligations and Seller’s Additional Environmental Obligations.
     (e) Seller shall keep Buyer reasonably informed of the progress of Seller’s ISRA Obligations and Seller’s Additional Environmental Obligations, including providing Buyer with copies of material correspondence and reports submitted to any Governmental Entity and any correspondence received from any Governmental Entity.
ARTICLE VII
POST-CLOSING COVENANTS
Section 7.1 Employee Matters
     (a) Effective as of the Closing, the employees listed on the Agreed List of Employees shall become employees of Buyer on terms of employment in accordance with Section 7.1(b) below. All such employees who become employed by Buyer or one of its Subsidiaries effective as of the Closing or thereafter are hereinafter referred to as the “Transferred Employees.” Employment with Buyer of Transferred Employees shall commence immediately on the Closing Date, except that employment of individuals on leave of absence or short-term disability leave, maternity leave, salary continuation and extension type of leave, military leave or workers compensation (“Leave Employees”), except as otherwise provided by Law, shall become effective as of the date they first present themselves for active work with the Buyer; provided, however, that Buyer, except to the extent otherwise required by Law, shall have no obligation to hire Leave Employees unless such individuals first present themselves for active work with Buyer within six (6) months following the Closing Date. For purposes hereof, Leave Employees who accept an offer of employment from Buyer shall be deemed to be Transferred Employees as of the date they accept employment with Buyer.
     (b) For the period ending on December 31st of the calendar year immediately following the calendar year that includes the Closing Date (the “Continuation Period”), Buyer shall provide, or shall cause to be provided, to each Transferred Employee, compensation and benefits that are substantially comparable, in the aggregate, to the compensation and benefits provided to Transferred Employees immediately before the Closing (excluding any retiree welfare benefits, compensation or benefits provided pursuant to equity-based awards or any defined benefit plans and any payments or benefits that would become payable upon a change of control of Seller). Notwithstanding any other provision of this Agreement to the contrary, (A) Buyer shall or shall cause its Subsidiaries to provide the Transferred Employees whose employment with Buyer terminates during the Continuation Period with severance benefits that are at least equal to levels of base salary provided as severance under Seller’s broad-based severance policy as such policy is in effect immediately prior to the Closing (to the extent that the benefits under such policy as of the Closing Date are not more generous than the benefits provided thereunder as of the date of this Agreement), as set forth on Schedule 7.1(b) and (B) during such Continuation Period, severance benefits offered by Buyer to the Transferred Employees shall be determined without taking into account any reduction after the Closing in base salary paid to the Transferred Employees. The Buyer Savings Plan described in Section 7.1(e) shall be a savings-type defined contribution plan intended to be tax-qualified under Section 401(a) of the Code and shall accept rollover contributions and provide a loan feature.
     (c) For all purposes (including purposes of vesting, eligibility to participate, benefit accrual and level of benefits) under the employee benefit plans of Buyer and its Subsidiaries providing benefits to any Transferred Employees established during the Continuation Period (the “New Plans”), each Transferred Employee shall be credited with his or her years of service with the Seller before the Closing, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. All such periods of employment have been provided to Buyer, specified by employee, prior to the Closing Date. In addition, and without limiting the generality of the foregoing, (A) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is analogous to a Seller Benefit Plan or Seller Foreign Plan in which such Transferred Employee participated immediately before the consummation of the transactions contemplated hereby and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Transferred Employee and his or her covered dependents, unless such conditions would not have been waived under the analogous plan of Seller or the

Selling Subsidiaries in which such Transferred Employee participated immediately prior to the Closing and Buyer shall cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents under the Seller Benefit Plan or Seller Foreign Plan to be taken into account under the corresponding New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
     (d) Buyer and Seller agree to use the “alternate procedure” specified in Revenue Procedure 2004-53 for reporting the wages of the Transferred Employees and the payment of FICA taxes with respect to the Transferred Employees. As soon as administratively feasible following the Closing Date, Seller shall provide Buyer the information required for reporting wages on Form W-2 for each Transferred Employee for the year in which the Closing Date occurs.
     (e) As soon as reasonably practical following the Closing Date, Buyer shall establish a defined contribution plan (or cover Transferred Employees under an existing defined contribution plan sponsored by Buyer) (the “Buyer Savings Plan”) for the benefit of Transferred Employees who, as of the Closing Date, are participants in the Amended and Restated Datascope Corp. 401(k) Savings and Supplemental Retirement Plan of Seller (the “Savings Plan”). Seller shall fully vest all Transferred Employees in their account balances under the Savings Plan and all other retirement plans of Seller or the Selling Subsidiaries (as set forth on Schedule 7.1(e)) intended to qualify under Section 401(a) of the Code as of the Closing Date. As soon as practical following the Closing Date (the “Transfer Date”), in accordance with Code Section 414(1), Seller shall cause the trustee of the Savings Plan to transfer directly to the Buyer Savings Plan to transfer the full account balances of each of the Transferred Employees who is a participant under the Savings Plan valued as of the valuation date under the Savings Plan coincident with the Transfer Date or the Business Day immediately preceding the Transfer Date. The value of the account balance of each Transferred Employee will be transferred in cash and marketable securities (or such other form as may be agreed by Buyer and Seller) to the Buyer’s Savings Plan, except that the value of any outstanding participant loans, which any such Transferred Employee has as of the Transfer Date will be transferred in kind. Notwithstanding that the Closing will occur prior to the Transfer Date, the Savings Plan will not default any outstanding loan of any Transferred Employee, whose account balance under the Savings Plan will be transferred to the Buyer Savings Plan pursuant to this Section 7.1(e). In no event, however, shall such transfer take place until the furnishing to Buyer by Seller of a favorable determination letter from the Internal Revenue Service with respect to the qualification of the Savings Plan under Section 401(a) of the Code on which Seller is entitled to rely as of the Transfer Date.
     (f) Seller and Buyer shall reasonably cooperate, to the extent permitted by Law, with Buyer’s attempts to obtain information relating to the Transferred Employees employment with the Patient Monitoring Business, excluding making available to Buyer such employees’ personnel files and performance evaluations (all of which files and evaluations shall be transferred as of the Closing). To the extent permitted by Law, Seller and Buyer shall provide each other with access to information necessary in order to carry out the provisions of this Section 7.1, including, without limitation, making available all information regarding base wages, compensation and bonus and benefit entitlements of the individuals on the Agreed List of Employees during their employment with Seller as of the date of this Agreement.
     (g) Seller shall retain liability for all earned but untaken vacation and/or paid time off credited to each Transferred Employee by Seller or the Selling Subsidiaries as of the Closing Date.
     (h) Nothing in this Section 7.1 or any other provision of this Agreement (i) shall be construed to modify, amend or, except as is otherwise provided in Section 7.1(b) with respect to Buyer’s 401(k) plan, establish any benefit plan, program, or arrangement or in any way limit, and Seller and Selling Subsidiaries shall take no action after the date hereof that would limit, the ability of the parties hereto or any other Person to modify, amend, or terminate any of the Seller Benefit Plans, Seller Foreign Plans or New Plans as may be allowed under the terms of such plans or applicable Law or (ii) confers or is intended to confer upon any Transferred Employee (or any beneficiary or dependent thereof) any rights, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, compensation or benefits.
Section 7.2 Books and Records; Access
     (a) Seller agrees to deliver, or cause to be delivered, to Buyer as soon as practicable after the Closing, copies of all material books, records and other documents of Seller or its Affiliates to the extent related to the Patient Monitoring Business and the Purchased Assets as Buyer may reasonably request; provided that any portions thereof that do not relate to the Patient Monitoring Business or the Purchased Assets may be redacted from the copies delivered to Buyer. From and after the Closing, Seller will permit Buyer and its duly authorized representatives access, during normal business hours and upon reasonable notice, to all Contracts, books, records and other data of Seller or its Affiliates to the extent relating to the Purchased Assets and Assumed Liabilities conveyed and assumed at the Closing (to the extent that such Contracts, books, records and data were not previously delivered to Buyer); provided that any portions thereof that do not relate to the Patient Monitoring Business or the Purchased Assets may be redacted from the copies to which such access is permitted. In addition, Seller agrees that, from and after the Closing, Buyer or its authorized representatives may, at Buyer’s cost and expense, make copies of Seller’s or its Affiliates’ books and records (or redacted portions thereof) to the extent related to the Patient Monitoring Business, including the pricing information of the Products, to the extent that such books and records were not delivered to Buyer.
     (b) From and after the Closing Date and for a period of seven (7) years, in connection with the preparation of Tax Returns (including Tax Returns relating to the calendar year in which the Closing occurs) or in connection with any Tax, regulatory or accounting investigation, inquiry or review or any pending or threatened third party action or injury that is related to the ownership of the Purchased Assets or the operation of the Patient Monitoring Business prior to the Closing, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Buyer shall, and shall cause Artema and its representatives to, (i) afford Seller and its Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of the Buyer and Artema in respect of Artema, the Patient Monitoring Business, the Purchased Assets and the Assumed Liabilities, (ii) furnish to Seller and its Affiliates such additional financial and other information regarding Artema, the Patient Monitoring Business, the Purchased Assets and the Assumed Liabilities as Seller may from time to time reasonably request and (iii) make available to Seller and its Affiliates the employees of Buyer and Artema in respect of Artema, the Patient Monitoring Business, the Purchased Assets and the Assumed Liabilities whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Seller in connection with Seller’s inquiries for any of the purposes referred to above, including, at Seller’s sole cost, the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Buyer or any of its Affiliates; and provided further, that the external auditors and accountants of Buyer or its Affiliates shall not be obligated to make any work papers and data available to any Person unless and until such Person has signed a customary confidentiality agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. Seller shall be obligated to pay for Buyer’s costs in satisfying any of its obligations pursuant to this Section 7.2(b).
     (c) The rights under this Section 7.2 to receive, copy or have access to Contracts, books, records, Tax Returns, work schedules and other documents and data shall survive until the later to occur of the expiration of the statute of limitations for the imposition of Tax with respect to the years to which such Contracts, books, records, documents and data pertain, or seven (7) years from the year to which such Contracts, books, records, documents and data pertain, provided that such access or copying shall not unduly interfere with the business and affairs of the party or applicable Affiliate(s) permitting such access or copying. Neither party shall be obligated hereunder to disclose to the other party any information the disclosure of which would violate any Law.
Section 7.3 Insurance
     As of the Closing Date the coverage under all insurance policies related to the Patient Monitoring Business shall continue in force only for the benefit of Seller and its Affiliates, and not for the benefit of Buyer or its Affiliates. As of the Closing Date Buyer agrees to arrange for its own insurance policies with respect to the Purchased Assets and the Assumed Liabilities covering all periods and agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Patient Monitoring Business.

Section 7.4 Payments from Third Parties
     In the event that, on or after the Closing Date, either party shall receive any payments or other funds due to the other pursuant to the terms hereof or otherwise, then the party receiving such funds shall promptly forward such funds to the proper party. The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement.
Section 7.5 Further Assurances
     (a) Each of Buyer and Seller shall use commercially reasonable efforts to cause all conditions to its and the other parties’ obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement and the other Transaction Documents to which it is a party, to the end that the transactions contemplated herein shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each of Buyer and Seller shall execute and deliver during the Transfer Period such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or under the other Transaction Documents or to evidence such events or matters, including (i) transferring to Buyer any Purchased Assets which was not transferred to Buyer at the Closing Date and any asset, right, benefit or other property which is not a Purchased Asset but that the parties mutually agree to transfer to Buyer and (ii) transferring back to Seller any asset, right, benefit or other property which is not a Purchased Asset but was transferred to Buyer at Closing.
     (b) Seller agrees to use reasonable efforts, and instruct its employees, auditors or other authorized representatives to use reasonable efforts, to cooperate with requests to furnish to Buyer, auditors or other authorized representatives of Buyer financial information regarding the Patient Monitoring Business as such persons may reasonably request for the purposes of Buyer’s preparation of standalone historical financial statements in respect of the Patient Monitoring Business.
     (c) At any time from the Effective Date through the Transfer Period, upon the request of Buyer, the parties shall meet to discuss in good faith any concerns over the completeness of the lists of patent applications included in the schedule of Transferred Patent Rights. If the parties determine that any unpublished patent application owned by Seller or the Selling Subsidiaries as of the Effective Date exclusively relates to the Patient Monitoring Business (as determined based on the independent claims of such application) and has been omitted from such schedule, the parties shall amend such schedule to include such omitted unpublished patent applications. If the parties determine that any unpublished patent application owned by Seller or the Selling Subsidiaries as of the Effective Date primarily relates to the Patient Monitoring Business (as determined based on the independent claims of such application) and has been omitted from such schedule, the parties shall work together in good faith to put in place appropriate arrangements between the parties relating to such unpublished patent applications, including licenses thereto.

     (d) All cash collected on or after the Closing Date with respect to Accounts Receivable which constitute Excluded Assets shall belong to, and if received by Buyer and/or any of its Affiliates, shall be received for the benefit and the account of, Seller, and Buyer shall (and shall cause each of their respective Affiliates to), on a weekly basis, transfer and remit to Seller all such amounts received by or paid to Buyer and/or any of their Affiliates. By way of clarification, to the extent Buyer and/or any of its Affiliates receives cash from a distributor which has accounts receivables owing to Buyer and/or any of its Affiliates and Accounts Receivable owing to Seller, such cash (to the extent of the outstanding Accounts Receivable from such distributor) shall be received for the benefit and the account of, Seller, and Buyer shall (and shall cause each of their respective Affiliates to), on a weekly basis, transfer and remit to Seller all such amounts.
Section 7.6 Tax Matters
     (a) Seller shall timely file, or cause to be filed, all Tax Returns (other than Income Tax Returns) related to the Purchased Assets (solely for purposes of this Section 7.6 and except as otherwise provided in Section 7.6(b), the term “Purchased Assets” shall exclude the Artema Stock) and all Tax Returns of Artema required to be filed by Seller, the Selling Subsidiaries, or Artema on or before the Closing Date (after taking into account any extensions) and shall pay all Taxes shown due on such Tax Returns. Buyer shall timely file, or cause to be filed, (i) all Tax Returns related to the Purchased Assets (other than Income Tax Returns) and (ii) all Tax Returns of Artema for the taxable periods, or portions thereof, ending on, before or including the Closing Date which have not been filed prior to or on the Closing Date and Buyer shall remit to the proper taxing authority all Taxes shown due thereon.
     (b) Buyer shall not have the right to file any amended Tax Return with regard to the Purchased Assets or Artema for any Pre-Closing Tax Period (other than a Straddle Period) without Seller’s consent. Seller shall have the right to file any amended Tax Returns with regard to the Purchased Assets or Artema with respect to any Pre-Closing Tax Period (other than a Straddle Period). Either party shall have the right to file an amended Tax Return with regard to the Purchased Assets with respect to any Straddle Period, provided that in the event that any such filing proposed by one party would affect the obligations of the other party under this Agreement, then the party proposing to amend such Tax Return shall obtain the written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding any other provision in this Section 7.6, Seller shall not have the right to file any amended Tax Return with regard to the Purchased Assets (including, for this purpose, Artema Stock) for any Pre-Closing Tax Period if such amendment is reasonably likely to result in increased Taxes to Buyer, unless Buyer consents.
     (c) With respect to Tax refunds:
     (i) Seller shall be entitled to any refunds or credits (including interest paid therewith) received in respect of any Tax liability (x) of Artema or (y) with regard to the Purchased Assets, in each case in respect of any Pre-Closing Tax Period; provided that Seller shall not be entitled to any such refund or credit

(including interest paid therewith) to the extent such refund or credit was taken into account in determining the Estimated Closing Date Net Working Capital or any adjustment thereto under Section 2.11 hereto or otherwise to the extent Buyer actually pays the Tax for which such refund or credit is owed.
     (ii) Except as provided in Section 7.6(c)(i), Buyer shall be entitled to any refunds (including interest paid therewith) in respect of any Tax liability of Artema or with regard to the Purchased Assets.
     (iii) Notwithstanding anything to the contrary herein, if a Taxing Authority subsequently disallows any item or refund with respect to which a party has received payment from the other party pursuant to this Section 7.6(c), such recipient party shall promptly pay (or cause to be paid) to the other party the full amount of such item or refund (including any interest paid therewith).
     (d) For purposes of this Agreement, income, deductions, and other items in respect of a Straddle Period shall be calculated by treating the Closing Date as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is so deemed to end on and include the Closing Date shall be allocated based on an actual closing of the books of the relevant entity as of the Closing Date; provided, however, that in closing books, Taxes (such as Property Taxes) that are not imposed on income, receipts, or otherwise on a transactional basis and exemptions, allowances or deductions that are calculated on an annual basis (including but not limited to, depreciation and amortization deductions) shall be allocated on a daily basis.
     (e) Nothing contained in this Agreement shall prohibit Seller, prior to the Closing Date, from making, or causing to be made, an election under Treasury Regulation section 301.7701-3 with respect to Artema.
     (f) Buyer shall not make, or cause to be made, an election under Treasury Regulation section 301.7701-3 with respect to Artema that goes into effect, and as to which the transactions described in Treasury Regulation section 301.7701-3(g) occur, on or prior to the Closing Date without the consent of Seller.
     (g) With the consent of Seller, which consent may be granted or withheld by Seller in its sole discretion, Buyer shall not make, nor allow any Affiliate to make, the election permitted to be made under Section 338(g) of the Code with respect to Artema (the “Artema 338 Election”). However, if requested by Seller, Buyer shall, at Seller’s expense, make the Artema 338 Election. If the Artema 338 Election is made, Buyer shall provide written notice to Seller of the filing of such election, which notice shall contain the information required by Treasury Regulations section 1.338-2(e)(4), and shall be furnished in the time and manner set forth therein.
     (h) Buyer shall not, and shall not permit any Affiliate to, during the period from the Closing until December 31, 2008, cause Artema to (i) enter into a transaction which would directly or indirectly result, for United States federal income tax purposes, in a dividend distribution to Buyer or its Affiliates or an inclusion to income to Seller for U.S. tax purposes or (ii) engage in any activity or transaction which could be considered out of the ordinary course of business for Artema for the calendar year that includes the Closing Date. In addition, Buyer agrees that it shall promptly provide Seller with any information reasonably requested by Seller related to the foreign tax credits claimed by, or available to, Seller (or the affiliated group of which Seller is the parent). If Buyer, in accordance with Section 7.6(g), makes the Artema 338 Election, then Buyer’s obligations in the first sentence of this Section 7.6(h) shall be null and void.
Section 7.7 Covenant Not to Compete
     (a) Seller agrees that for a period (such period, the “Non-Compete Expiration Date”) between the Closing Date and the earliest to occur of (i) the third anniversary of the Closing Date; (ii) the first anniversary of the date of a Buyer Change of Control; and (iii) the first anniversary of the date of a Seller Change of Control, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, manage, operate, control, engage or acquire any ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in a business in competition with Buyer with respect to the Base PM Business, as the Base PM Business has been conducted during the twelve (12) month period preceding the date of this Agreement, on a worldwide basis (each a “Seller Competing Business”); provided, however, that it shall not be a violation of this Section 7.7(a) for Seller or any of its Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange (or a securities exchange outside the U.S.) if Seller or any of its Affiliates (A) is not a controlling Person or a member of a group that controls such Person and (B) does not, directly or indirectly, own more than 5% of the voting securities of such Person, (ii) to directly or indirectly acquire any Person that includes a Seller Competing Business that, at the time of such acquisition, constituted less than 20% of the assets or revenue of such Person, provided that Seller disposes of such Seller Competing Business within twelve (12) months after the closing date of such acquisition (regardless of whether such twelve (12) month period extends beyond the Non-Compete Expiration Date) or (iii) provide services pursuant to the Transition Services Agreement. Also, in the event that from the period between the Closing Date until the Non-Compete Expiration Date, Seller completes a business combination transaction with a Person that is engaged in any Seller Competing Business, which transaction results in such Person beneficially owning more than 50% of the voting power of the voting securities of Seller outstanding immediately prior to the consummation of such transaction (a “Seller Change of Control”), such Person and its Affiliates (other than Seller (or the surviving entity of Seller or successor in interest of Seller or its assets) and its Subsidiaries) shall not be subject to the restrictions in this Section 7.7(a) and Buyer and its Affiliates shall not be subject to the restrictions in Section 7.7(b). For avoidance of doubt, nothing in this Section 7.7(a) shall prevent Seller or any of its Affiliates from operating, and it shall not be a violation of this Section 7.7(a) for Seller or any of its Affiliates to operate, the Non-PM Business.
     (b) Buyer agrees that until the Non-Compete Expiration Date, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, manage, operate, control, engage or acquire any ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in a business in competition with Seller with respect to the Non-PM Business, as the Non-PM Business has been conducted during the twelve (12) month period preceding the date of this Agreement, on a worldwide basis (each a “Buyer Competing Business”); provided, however, that it shall not be a violation of this Section 7.7(b) for Buyer or any of its Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange (or a securities exchange outside the U.S.) if Buyer or any of its Affiliates (A) is not a controlling Person or a member of a group that controls such Person and (B) does not, directly or indirectly, own more than 5% of the voting securities of such Person, (ii) to directly or indirectly acquire any Person that includes a Buyer Competing Business that, at the time of such acquisition, constituted less than 20% of the assets or revenue of such Person, provided that Buyer disposes of such Buyer Competing Business within twelve (12) months after the closing date of such acquisition (regardless of whether such twelve (12) month period extends beyond the Non-Compete Expiration Date) or (iii) provide services pursuant to the Transition Services Agreement, or use the marks subject of, and pursuant to, the Trademark License Agreement. Also, in the event that from the period between the Closing Date until the Non-Compete Expiration Date, Buyer completes a business combination transaction with a Person that is engaged in any Buyer Competing Business, which transaction results in such Person beneficially owning more than 50% of the voting power of the voting securities of Buyer outstanding immediately prior to the consummation of such transaction (a “Buyer Change of Control”), such Person and its Affiliates (other than Buyer (or the surviving entity of Buyer or successor in interest of Buyer or its assets) and its Subsidiaries) shall not be subject to the restrictions in this Section 7.7(b) and Seller and its Affiliates shall not be subject to the restrictions in Section 7.7(a). For avoidance of doubt, nothing in this Section 7.7(b) shall prevent Buyer or any of its Affiliates from operating, and it shall not be a violation of this Section 7.7(b) for Buyer or any of its Affiliates to operate the Patient Monitoring Business.
Section 7.8 Non-Solicitation
     (a) For a period of two (2) years following the Closing Date, Buyer will not, and will cause all of its Subsidiaries and its and such Subsidiaries’ respective officers and directors not to, and shall not authorize or permit its Representatives to, directly or indirectly, hire, retain, employ or solicit to employ or hire or retain any of the employees of Seller and its Affiliates as of the Closing Date or any time during the twelve (12) month period ending on the Closing Date; provided, however, that this provision shall not apply to (i) general solicitations of employment not specifically directed towards employees of Seller and its Affiliates or (ii) any such individual whose employment relationship is terminated by Seller or any of its Affiliates following the Closing.
     (b) Except with respect to the individuals set forth on Schedule 7.8, for a period of two (2) years following the Closing Date, Seller will not, and will cause all of its Subsidiaries and its and such Subsidiaries’ respective officers and directors not to, and shall not authorize or permit its Representatives to, directly or indirectly, hire, retain, employ or solicit to employ or hire or retain any of the employees of Buyer and its Affiliates as of the Closing Date (including, for this purpose, the persons on the Agreed List of Employees) or any time during the twelve (12) month period ending on the Closing Date; provided, however, that this provision shall not apply to (i) general solicitations of employment not specifically directed towards employees of Buyer and its Affiliates or (ii) any such individual whose employment relationship is terminated by Buyer or any of its Affiliates following the Closing.
ARTICLE VIII
TERMINATION
Section 8.1 Termination or Abandonment
     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time:
     (a) by either Seller (by action duly authorized by the Board of Directors of Seller, or an authorized committee thereof) or Buyer (by action of the Board of Directors of Buyer, or an authorized committee thereof) if there has been a breach or failure to perform by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform (1) in the case of a breach or failure to perform by Seller, would give rise to the failure of a condition set forth in Section 5.1, and (2) in the case of a breach or failure to perform by Buyer, would give rise to the failure of a condition set forth in Section 5.2 (and in each case such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within seven (7) Business Days after the receipt of notice thereof by the defaulting party from the non-defaulting party, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 8.1(a)(i) during, or following, such period of seven (7) Business Days if such breach is cured during such period); provided, however, that the right to terminate this Agreement is not available to the non-breaching party if the other party is at that time in material breach of this Agreement;
     (b) by either Buyer or Seller, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;
     (c) by mutual written consent of Buyer and Seller duly authorized by the Board of Directors of Seller and the Board of Directors of Buyer, or authorized committee thereof; or
     (d) by either Buyer or Seller if the Closing shall not have occurred on or before September 30, 2008, unless the failure to consummate such Closing is the result of a wilful and material breach of any Transaction Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of such Closing.

Section 8.2 Effect of Termination
     In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except that the Confidentiality Agreement shall survive in accordance with its terms and Sections 8.2, 9.11, 9.12, 9.13 and 9.14 shall also survive such termination, provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement prior to the date of such termination. The parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.
ARTICLE IX
MISCELLANEOUS
Section 9.1 No Survival of Representations and Warranties
     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, other than the representations and warranties in (a) Sections 3.2(a), 3.19, 4.2, and 4.8, which shall survive indefinitely.
Section 9.2 Schedule Updates
     Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule corresponding to the representations and warranties contained in Article III in order to add information or correct previously supplied information. No such supplemental, amended or additional Schedule shall be deemed to cure any breaches of a representation or warranty on or prior to the Closing; however, if the Closing occurs, such supplement, amendment or addition will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant which would have existed if Seller had not made such supplement, amendment or addition, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 9.2 shall for all purposes include such added information or corrected information. Buyer and Seller may, from time to time prior to or at the Closing, agree in accordance with Section 9.3 to supplement or amend any Schedule corresponding to the definitions contained in Article I or the covenants or agreements.
Section 9.3 Amendments; Waivers
     At any time prior to the Termination Date, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by Buyer or Seller in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 9.4 Assignment; Binding Effect
     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, in whole or in part, its rights, interest and obligations under this Agreement to one or more direct or indirect wholly owned subsidiaries of Buyer without the prior written consent of Seller, but no such assignment shall relieve Buyer of its obligations hereunder to the extent any such subsidiary does not satisfy its obligations hereunder.
Section 9.5 Severability
     Any term or provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 9.6 Notices
     Any notice, request, instruction or other communication to be given hereunder by either party to the other party shall be in writing and delivered personally, by nationally recognized overnight courier service, sent by postpaid registered or certified mail, or by fax:
if to Seller, addressed to:
Datascope Corp.
14 Philips Parkway
Montvale, NJ 07645
Attention: Lawrence Saper
Fax: (210) 391-8100
With a copy to:
Dechert LLP
30 Rockefeller Plaza
New York, NY 10112

Attention: Martin Nussbaum, Esq.
Fax: (212) 698-3599
and if to Buyer, to:
Mindray Medical International Limited
Mindray Building, Keji 12th Road South, High-tech
Industrial Park, Nanshan Shenzhen 518057, P.R. China
Attention: Tim Fitzpatrick, General Counsel
Fax: +86(755)2658-2596
With a copy to:
O’Melveny & Myers
31/F AIG Tower, 1 Connaught Road Central
Hong Kong S.A.R.
Attention: Gregory D. Puff, Esq.
Fax: (852) 2522-1760
or to such other address for either party as such party shall hereafter designate by like notice.
Section 9.7 Headings
     Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.
Section 9.8 Interpretation
     (a) Unless otherwise provided herein all monetary values stated herein are expressed in United States currency.
     (b) Each accounting term set forth herein and not otherwise defined shall have the meaning accorded it under GAAP as applied on a consistent basis by Seller. For the avoidance of doubt, in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control.
     (c) Whenever conversion of payments from any foreign currency for a particular date shall be required, such conversion shall be made at the exchange rate as published in the Wall Street Journal as of such date. Whenever conversion of payments from any foreign currency for a particular period shall be required, such conversion shall be made at the average of the exchange rates published in the Wall Street Journal for the beginning and the end of the relevant period.
     (d) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Except where expressly indicated otherwise, references in this Agreement to any Article, Section or Exhibit refer to Articles, Sections or Exhibits of this Agreement and any sub-section thereof and any provision contained therein. The words “or” or “any” are not exclusive and “such as,” “include” or “including” are not limiting. References to this “Agreement” include all Exhibits and other attachments hereto, which are incorporated into this Agreement by reference.
Section 9.9 Counterparts; Effectiveness
     This Agreement may be executed and delivered in one or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by fax or otherwise) to the other parties.
Section 9.10 Entire Agreement; No Third-Party Beneficiaries
     This Agreement (including the exhibits hereto) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings between the parties with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.
Section 9.11 Payment of Expenses
     All costs and expenses associated with this Agreement and the transactions contemplated thereby, including the fees of counsel and accountants, shall be borne by the party incurring such expenses. Buyer will pay one-half and Seller will pay one-half of all filing fees associated with compliance with HSR.
Section 9.12 Governing Law
     This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the law of any other state.
Section 9.13 Jurisdiction; Enforcement
     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VIII the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state court of the State of New York located in New York City or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of State of New York, this being in addition to any other remedy which they are entitled at Law or in equity. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in the State of New York. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.13; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.
Section 9.14 WAIVER OF JURY TRIAL
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.15 No Recourse
     This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the corporate entities that are expressly identified as parties hereto.
Section 9.16 Determination by Seller
     Whenever a determination, decision or approval by Seller is called for in this Agreement, such determination, decision or approval must be authorized by Seller’s Board of Directors.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

MINDRAY MEDICAL INTERNATIONAL LIMITED

By:	/s/ Xu Hang
Name:	Xu Hang
Title:	Chairman and CEO

DATASCOPE CORP.

By:	/s/ Lawrence Saper
Name:	Lawrence Saper
Title:	Chairman of the Board and
Chief Executive Officer